UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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MITEK SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

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MITEK SYSTEMS, INC.
600 B STREET, SUITE 100
SAN DIEGO, CALIFORNIA 92101
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 3, 2021
TO THE STOCKHOLDERS OF MITEK SYSTEMS, INC.
The annual meeting of stockholders of Mitek Systems, Inc. will be held at 9:00 a.m., local time, on Wednesday, March 3, 2021, at Mitek Systems, Inc. 600 B. Street. Suite 100, San Diego, California 92101, for the following purposes:

1	.	To elect the following seven directors to serve until our 2022 annual meeting of stockholders and until their respective successors have been elected and qualified: William K. “Bill” Aulet, Scipio “Max” Carnecchia, James C. Hale, Bruce E. Hansen, Alex W. “Pete” Hart; Kimberly S. Stevenson, and Donna C. Wells;

2	.	To ratify the selection of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending September 30, 2021;

3	.	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers as presented in the Proxy Statement accompanying this notice; and

4	.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this notice.
Our Board of Directors has fixed the close of business on January 19, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and all adjournments or postponements thereof. A list of these stockholders will be open to examination by any stockholder at the annual meeting and for ten days prior thereto during normal business hours at our executive offices located at 600 B Street, Suite 100, San Diego, California 92101. Enclosed for your convenience is a proxy card which may be used to vote your shares at the annual meeting. The proxy materials, including a proxy card and our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, are available online at www.proxydocs.com/MITK.
You are invited to attend the annual meeting in person. Even if you expect to attend the annual meeting, it is important that you complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed return envelope (which is postage prepaid if mailed in the United States) in order to ensure that your shares are represented at the annual meeting. Even if you have voted by proxy, you may still revoke such proxy and vote in person if you attend the annual meeting. However, please note that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must obtain a proxy card issued in your name from such record holder.

By Order of the Board of Directors

San Diego, California	Scipio “Max” Carnecchia
January 22, 2021	Chief Executive Officer

MITEK SYSTEMS, INC.
600 B STREET, SUITE 100
SAN DIEGO, CALIFORNIA 92101

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 3, 2021
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
We sent you this proxy statement (the “Proxy Statement”) and the enclosed proxy card because the Board of Directors (the “Board”) of Mitek Systems, Inc. (sometimes referred to as “we”, “us”, “our”, “Mitek” or the “Company”) is soliciting your proxy to vote at our 2021 annual meeting of stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card or submit your proxy through the Internet or by telephone according to the instructions contained in the enclosed proxy card.
We intend to mail this Proxy Statement and the accompanying materials to all stockholders of record entitled to vote at the Annual Meeting on or about January 30, 2021.
When and where will the Annual Meeting be held?
The Annual Meeting will be held at 9:00 a.m., local time, on Wednesday, March 3, 2021, at Mitek Systems, Inc. 600 B. Street. Suite 100, San Diego, California 92101.
Who can vote at the Annual Meeting and how many votes do I have?
Only stockholders of record at the close of business on January 19, 2021 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 42,668,378 shares of common stock outstanding and entitled to vote. With respect to each proposal to be voted upon at the Annual Meeting, you are entitled to one vote for each share of common stock held as of the record date.
Stockholder of Record: Shares Registered in Your Name
If at the close of business on January 19, 2021, your shares of common stock were registered directly in your name with our transfer agent, Computershare Trust Company, NA, then you are the stockholder of record of these shares. As a stockholder of record, you may vote either in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and return the enclosed proxy card or submit your proxy through the Internet or by telephone by following the instructions provided in the enclosed proxy card to ensure that your vote is counted.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If at the close of business on January 19, 2021 your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the Internet or by telephone. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card issued in your name from your broker, bank or other agent in whose name the shares are registered prior to the Annual Meeting.
What am I voting on?
There are three matters scheduled for a vote at the Annual Meeting:
•Election of the seven nominees for director named in this Proxy Statement to serve until our 2022 annual meeting of stockholders and until their respective successors have been elected and qualified;

•Ratification of the selection of Mayer Hoffman McCann P.C. (“Mayer Hoffman”) as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and
•Approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers as presented in this Proxy Statement.
Will there be any other items of business on the agenda?
Other than the election of directors, the ratification of the selection of Mayer Hoffman as our independent registered public accounting firm, and the advisory vote on the compensation of our named executive officers, the Board knows of no other matters to be presented at the Annual Meeting.  If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•“For” each of the seven nominees for director named in this Proxy Statement;
•“For” the ratification of the selection of Mayer Hoffman as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and
•“For” the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers as presented in this Proxy Statement.
How do I vote?
With respect to the election of directors, you may either vote “for” any or all of the nominees proposed by the Board or you may “withhold” your vote for any or all of the nominees.  For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting.  The procedures for voting are described below, based upon the form of ownership of your shares.
Stockholder of Record: Shares Registered in Your Name
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy through the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:
•To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.
•To vote by proxy through the Internet, go to the website address set forth on the enclosed proxy card and follow the instructions provided at the website.
•To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.
If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Standard Time on Tuesday, March 2, 2021, to be counted. If you are a stockholder of record and attend the Annual Meeting in person, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive and any previous proxy that you submitted, whether by mail, Internet or telephone, will be superseded by the vote that you cast in person at the Annual Meeting. If you have any questions regarding how to submit your proxy or vote your shares at the Annual Meeting, please call our Corporate Secretary at (619) 269-6800.
We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. To ensure that your vote is counted, simply complete, sign, date and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the Internet or by telephone. To vote in person at the Annual Meeting, you must obtain a proxy card issued in your name from your broker, bank or other agent in whose name the shares are registered prior to the Annual Meeting. Follow the instructions from your broker, bank or other agent included with these proxy materials or contact your broker, bank or other agent to request a proxy card.

Who is paying for this proxy solicitation?
We will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the proxy materials. Proxies may be solicited personally, by mail, by telephone, by facsimile or by electronic mail by our directors, officers or other employees. Our directors, officers or other employees will not receive additional compensation for soliciting proxies. We may request that any person holding stock in their name for the benefit of others, such as a broker, bank or other agent, forward the proxy materials to such beneficial owners and request authority to execute the proxy. We will reimburse any such broker, bank or other agent for their expenses in connection therewith.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, date and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You may change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:
•You may submit another properly completed proxy with a later date by mail, through the Internet or by telephone (your latest Internet or telephone instructions submitted prior to the deadline will be followed);
•You may send a written notice that you are revoking your proxy to our Corporate Secretary at Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101, Attn: Corporate Secretary by no later than the close of business on Tuesday, March 2, 2021; or
•You may attend the Annual Meeting and vote in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held of record by a broker, bank or other agent, you must contact such record holder to revoke any prior voting instructions or obtain a proxy card issued in your name from such record holder in order to vote in person at the Annual Meeting. Following the commencement of voting with respect to a proposal, you may not revoke your proxy or otherwise change your vote with respect to such proposal.
Votes will be counted by the inspector of elections appointed for the Annual Meeting.
How are my shares voted if I give no specific instruction?
We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:
•“For” each of the seven nominees for director named in this Proxy Statement;
•“For” the ratification of the selection of Mayer Hoffman as our independent registered public accounting firm for the fiscal year ending September 30, 2021; and
•“For” the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers as presented in this Proxy Statement.
This general authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, and you do not provide specific voting instructions, your shares will be voted as recommended by the Board.
If your shares are held of record by a broker, bank or other agent, see “What is a broker non-vote?” below regarding the ability of brokers, banks and other such holders of record to vote the uninstructed shares of their clients or other beneficial owners in their discretion and for an explanation of broker non-votes.

What is a broker non-vote?
Under rules that govern brokers, banks and other agents that are record holders of company stock held in brokerage accounts for their clients who beneficially own the shares, such record holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”), but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Accordingly, a broker may submit a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote on non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
What are the voting requirements that apply to the proposals discussed in this Proxy Statement?
The election of directors contemplated by Proposal No. 1 will be decided by a plurality of the votes cast. Accordingly, the eight director nominees receiving the highest number of votes will be elected. The ratification of the selection of Mayer Hoffman as our independent registered public accounting firm contemplated by Proposal No. 2 and approval, on an advisory (non-binding) basis, of the compensation of our named executive officers contemplated by Proposal No. 3 each requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the Annual Meeting.
What is the effect of withhold authority votes, abstentions and broker non-votes?
Withhold Authority Votes: Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on Proposal No. 1—Election of Directors because, under plurality voting rules, the seven director nominees receiving the highest number of “for” votes will be elected.
Abstentions:  Under Delaware law (under which Mitek is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote “against”, Proposal No. 2—Ratification of the Selection of our Independent Registered Public Accounting Firm and Proposal No. 3—Approval, on an Advisory (Non-Binding) Basis, of the Compensation Paid to our Named Executive Officers. However, abstentions will have no effect on Proposal No. 1—Election of Directors because under the plurality voting rules, the seven director nominees receiving the highest number of “for” votes will be elected.
Broker Non-Votes:  As a result of a change in the rules related to discretionary voting and broker non-votes, brokers, banks and other agents are no longer permitted to vote the uninstructed shares of their clients on a discretionary basis in the election of directors. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting with respect to “non-discretionary” matters, they will have no effect on the outcome of the vote on Proposal No. 1—Election of Directors.  Proposal No. 3—Approval, on an Advisory (Non-Binding) Basis, of the Compensation Paid to our Named Executive Officers, is considered a “non-discretionary” matter on which your broker, bank or other agent will not be able to vote on your behalf if it does not receive instructions from you and, therefore, there may be broker non-votes on Proposal No 3. If you hold your shares in street name and you do not instruct your broker, bank or other agent how to vote your shares on Proposal Nos. 1 and 3, no votes will be cast on your behalf on these proposals. Therefore, it is important that you indicate your vote on these proposals if you want your vote to be counted. Proposal No. 2—Ratification of the Selection of our Independent Registered Public Accounting Firm is considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you and, therefore, no broker non-votes are expected to exist in connection with Proposal No. 2.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares of our common stock outstanding on the record date are present either in person or by proxy at the Annual Meeting. At the close of business on January 19, 2021, the record date for the Annual Meeting, there were 42,668,378 shares of common stock outstanding. Thus, a total of 42,668,378 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least [20,447,449] votes must be represented at the Annual Meeting either in person or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Votes withheld from a director nominee and abstentions will be counted as present for purposes of establishing the required quorum. Broker non-votes will be counted as present for purposes of establishing the required quorum.  If there is no quorum, the chairman of the meeting or a majority of the shares present in person or by proxy at the Annual Meeting may adjourn the Annual Meeting to another date.

I have also received a copy of the Company’s Annual Report on Form 10-K. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the Securities and Exchange Commission (the “SEC”) on December 7, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A (the “Form 10-K”), filed with the SEC on December 11, 2020, accompanies this Proxy Statement. This document constitutes our Annual Report to Stockholders and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Form 10-K is not incorporated into, and is not part of, this Proxy Statement and should not be considered proxy solicitation material.
How can I find out the results of the voting at the Annual Meeting?
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Current Report on Form 8-K”) that we will file with the Securities and Exchange Commission (“SEC”) within four business days of the date of the Annual Meeting. In the event the results disclosed in the Current Report on Form 8-K are preliminary, we will subsequently amend the Current Report on Form 8-K to report the final voting results within four business days of the date that such results are known.
When are stockholder proposals due for next year’s annual meeting of stockholders?
Stockholders may submit proposals regarding matters appropriate for stockholder action for consideration at our next annual meeting of stockholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our second amended and restated bylaws (the “Bylaws”). To be considered for inclusion in the proxy materials for our 2022 annual meeting of stockholders, a stockholder proposal, including a proposal for the nomination of directors, must be submitted in writing no later than October 2, 2021 to our Corporate Secretary at Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101, Attn: Corporate Secretary. Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in our 2022 proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on December 3, 2021, nor earlier than November 3, 2021, subject to certain exceptions. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Background
Pursuant to our Bylaws, the Board currently has fixed the number of authorized directors at eight. However, the Board has determined to nominate seven candidates for election to the Board and following the Annual Meeting will reset the number of authorized directors at seven. Therefore, the seven director nominees receiving the highest number of votes at the Annual Meeting will be elected to the Board, to serve until our next annual meeting of stockholders and until their successors have been duly elected and qualified.
Unless authorization to do so is withheld, it is intended that the persons named in this Proxy Statement will vote for the election of the seven director nominees proposed by the Board. All proposed directors have been recommended by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) as nominees for re-election to the Board. If any of the director nominees should become unavailable for election prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees, if any, designated by the Board.

Specific Skills and Attributes to Be Represented on the Board

In consultation with our outside advisors, we have undertaken a review of the skills and attributes most critical for our Board of Directors to possess and evaluated each member of our current Board based on these qualities.

The areas in which each Board member is most equipped to provide leadership are noted in their individual biographies. It is important to note that not every Board member needs to be a leader in every area, nor does leadership in a larger number of areas make a Board member “better”; it is only critical that each quality is represented on our Board.

Skills and Attributes	Importance to Mitek
Industry knowledge	Mitek benefits from significant trends across several sectors including financial services, e-commerce, mobile, cellular, identity solutions and technology. Relevant industry expertise helps identify areas for growth or improvement as well as to craft the best business responses to market conditions.
Product marketing & sales	Mitek operates in competitive sectors and seeks to quickly launch and grow market share across its products. Product and marketing expertise helps in bringing new products to market & creating new markets as well as organizational design & delivery to achieve high revenue growth.
Strategic planning	Mitek operates in a highly dynamic field. Board members who have experience making strategic decisions for companies of various sizes, in various industries and at various stages in their development aid our continued high performance.
Technology leadership	The specific nature of Mitek’s businesses makes the ability to assess its technological competitiveness crucial.
Operational excellence	Strong management and a commitment to high performance are critical to maintaining and growing Mitek’s competitive position.
Human resources, compensation and succession planning	Mitek’s competitiveness depends on its ability to recruit and retain top-tier talent and to plan for its long-term needs.
Investor relations and fund-raising ability	The ability to explain Mitek’s story to the market is critical to maximizing stockholder value and ensuring the company has adequate access to capital.
Financial expertise	An understanding of Mitek’s financial position and outlook is essential to making informed strategic decisions for the Company.
Corporate governance leadership	Expertise in corporate governance supports assessment of the effectiveness of Mitek’s Board and proposing any necessary changes.
Mergers & acquisitions (M&A) experience	Ability to evaluate M&A opportunities is essential to delivering stockholder value.

Skills and Attributes	Importance to Mitek
Diverse perspective	Diversity in perspective, background and experience is critical to our ability to serve our customers, identify opportunities and address problems. A demonstrated commitment to diversity of backgrounds and experiences is crucial to our ability to attract and retain talent.
Global experience	Success in our industry requires constant expansion to new markets, and our Board members need to be equipped to evaluate the state of our business in global markets.
The following table includes the names and certain information about the nominees for director. All of the nominees named below have consented to being named herein and to serve on the Board, if elected.

Name	Age	Position
William K. “Bill” Aulet(1)(3)	63	Director
Scipio “Max” Carnecchia	57	Chief Executive Officer and Director
James C. “Jim” Hale(1)(2)	68	Director
Bruce Hansen (1)(3)	61	Chairman of the Board and Director
Alex W. “Pete” Hart(2)	80	Director
Kimberly S. Stevenson(1)(2)	58	Director
Donna C. Wells(2)(3)	59	Director
(1)Member of the Audit Committee of the Board (the “Audit Committee”)
(2)Member of the Compensation Committee of the Board (the “Compensation Committee”)
(3)Member of the Nominating Committee

William K. “Bill” Aulet. Mr. Aulet has served as a director since January 2015. Since 2017, Mr. Aulet has been a Professor of the Practice at the MIT Sloan School of Management. Since 2009, he has served as the managing director for the Martin Trust Center for MIT Entrepreneurship at MIT. From 2005 to 2009, Mr. Aulet was a Senior Lecturer and Entrepreneur in Residence at the MIT Sloan School of Management. From 2003 to 2005, he served as Senior Vice President and Chief Financial Officer of Viisage Technology, a security technology company with a dual focus in the areas of drivers’ licenses and facial recognition. From 1996 to 2002, he served as President and Director of SensAble Technologies, a provider of force-feedback haptic devices and touch-enabled 3D modeling software solutions. Prior to joining SensAble, Mr. Aulet started his career at IBM as a Systems Engineer, and then was rapidly promoted through various jobs where he gained training and experience in technical, marketing, sales, financial and international business operations and management. His last job with IBM was the Finance and Planning Manager for the IBM New England Region. Mr. Aulet holds a Bachelor of Engineering from Harvard University and a Master of Management Science from the MIT Sloan School of Management. Mr. Aulet is a visiting Professor at University of Strathclyde (Scotland) as well as a 2018 Nannerl Keohane Distinguished Visiting Professor at the University of North Carolina at Chapel Hill and Duke University. Mr. Aulet has also received numerous other recognition for his expertise in teaching innovation-driven entrepreneurship. He was also a founding board member of XL Fleet (NYSE: XL) for 12 years which went public in December 2020. Mr. Aulet’s experience in technology entrepreneurship, and specifically his experience in document and facial recognition, makes him well qualified to serve on the board. Mr. Aulet is the author of the award-winning international best-selling book, Disciplined Entrepreneurship, and its companion book, the Disciplined Entrepreneurship Workbook.

Skills and attributes: Product marketing and sales; strategic planning; technology leadership; operational excellence; human resources; investor relations and fundraising ability; financial expertise; corporate governance leadership; M&A experience.

Scipio “Max” Carnecchia. Mr. Carnecchia has served as the Chief Executive Officer and as a director of Mitek since November 2018. From October 2017 until July 2018, Mr. Carnecchia served as the Chief Executive Officer and board member of Illuminate Education, Inc., the market-leading software as a services education platform. Prior to Illuminate, Mr. Carnecchia was the President and Chief Executive Officer of Accelrys, Inc., and has also served on the Accelrys board from 2009 until its acquisition in 2014 by Dassault Systemes. After the acquisition, Mr. Carnecchia continued to service as Chief Executive Officer of that business, which was renamed BIOVIA. Mr. Carnecchia previously served as President and Interim Chief Executive Officer of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven; Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001, and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000. Mr. Carnecchia has demonstrated significant leadership skills in his Chief Executive Officer roles at Accelrys, Interwoven, BIOVIA and Illuminate Education, Inc. and as Vice President of Xoriant and SmartDB, and brings more than two decades of high technology experience to his position on the Board.

During the past five years, Mr. Carnecchia has served as a member of the boards of directors of: Guidance Software, Inc., Agilysys, Inc., Accelrys, Inc., and DHI, Inc. Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from Stevens Institute of Technology. Mr. Carnecchia’s extensive knowledge of the industry in which we operate, as well as his unique role in the day-to-day operations of the Company as our Chief Executive Officer allows him to bring to the Board a broad understanding of the operational and strategic issues facing the Company.

Skills and attributes: Industry knowledge; product marketing and sales; strategic planning; technology leadership;
operational excellence; human resources; investor relations and fundraising ability; M&A experience; global experience
James C. Hale.  Mr. Hale has served as one of our directors since November 2014. Prior to joining the Board, Mr. Hale served on our advisory board from September 2012 until November 2014. Mr. Hale has launched and grown multiple businesses that leveraged his vision of the evolving financial services marketplace, knowledge of emerging financial technologies, and global network at top financial service companies built over several decades in commercial and investment banking. Since 2011, Mr. Hale has been advising growth companies as a consultant at Columbus Strategic Advisors, LLC, a firm he co-founded. In 1998, Mr. Hale co-founded and served as Senior Managing Member and Chief Executive Officer of Financial Technology Ventures, now FTV Capital, an investment firm specializing in venture capital and private growth equity investments in financial technology companies worldwide, where he is currently a Partner Emeritus. From 1982 to 1998, Mr. Hale was with BancAmerica Securities (formerly Montgomery Securities) where he was the Senior Managing Partner and Head of the Financial Services Group, a practice that he founded. From 2015, Mr. Hale has served as a director and risk committee chairman of ACI Worldwide (NASDAQ: ACIW), a global software company, and as a director of Visual Edge Technology, a national provider of office technology solutions. From 2014, Mr. Hale has served as a director and audit committee chairman of Bank of Marin Bancorp (NASDAQ: BMRC), an independent commercial and retail bank in Northern California. Mr. Hale was a director of ExlService Holdings, Inc. (NASDAQ: EXLS), a business process outsourcing company, from 2001 to 2009 and a director and board chairman of Official Payments (NASDAQ: OPAY), a global electronic payments software company, from 2010 to 2014. In addition, Mr. Hale was a director of the State Bank of India (California), a California state chartered bank, and Public Radio International, a media company, among other private company boards. He holds a Bachelor of Science in Finance and Accounting from the University of California, Berkeley, an MBA from Harvard Business School, and is a Certified Public Accountant (inactive). Mr. Hale is well qualified to serve on our Board of Directors due to his 35 years of management experience in the banking, payments, financial services and technology industries, and expertise and experience as a corporate director and board chairman of other public and private companies.

Skills and attributes: Industry knowledge; strategic planning; technology leadership; investor relations and fundraising ability; financial expertise; corporate governance leadership; M&A experience; global experience
Bruce E. Hansen.  Mr. Hansen has served as a director since October 2012, as our lead independent director from March 2016 until September 2018, and as our Chairman since September 2018. From August 2018 until the hiring of our new Chief Executive Officer in November 2018, Mr. Hansen served as our Principal Executive Officer. From October 2010 until October 2012 he served as a member of our advisory board. In 2002, he cofounded ID Analytics Inc., a consumer risk management company, and served as its Chairman and Chief Executive Officer from its inception until it was acquired by LifeLock, Inc. in March 2012. Prior to founding ID Analytics, he was President at HNC Software Inc., a global provider of analytic software solutions for financial services, telecommunications and healthcare firms, from 2000 to 2002. Mr. Hansen’s previous experience also includes the role of Chief Executive Officer of the Center for Adaptive Systems Applications and executive roles at CitiCorp (now CitiGroup), Automatic Data Processing (ADP) and Chase Manhattan Bank (now JP Morgan Chase). He currently serves as a member of the board of directors of Verisk Analytics, GDS Link, LLC, and RevSpring, Inc. Mr. Hansen holds a Bachelor of Arts in Economics from Harvard University and an MBA. from the University of Chicago. As a proven leader with decades of analytics industry experience ranging from concept-stage companies to established financial services companies, Mr. Hansen brings to the Board a unique perspective, and an expansive knowledge base and domain expertise in the fields of identity verification and big data systems. The Board believes that Mr. Hansen’s experience as both a key executive and director will enable him to contribute to the Board with respect to both general governance matters and industry-specific operations.

Skills and attributes: Industry knowledge; product marketing and sales, strategic planning; technology leadership; operational excellence; human resources, compensation and succession planning; investor relations and fundraising ability; financial expertise; corporate governance leadership; M&A experience; global experience
Alex W. “Pete” Hart. Mr. Hart has served as a director since February 2011. In April 2012, he retired as Chairman of the Silicon Valley Bank Financial Group and has worked as an independent consultant in the financial services industry since 1997. He served as Chief Executive Officer of Advanta Corporation, a public diversified financial services company, from 1995 to 1998, where he had previously served as Executive Vice Chairman from 1994 to 1995. Prior to joining Advanta, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider, from 1988 to 1994. In addition to SVB Financial, Mr. Hart has also previously served as a member of the board of directors of the following companies: VeriFone Systems, Inc. (Chairman), Global Payments, Inc., FICO, Inc., HNC Software Inc., Retek Inc., Shopping.com, Sanchez Computer Associates, BrightVolt, US

Encode, eHarmony.com, GeoTrust, and Sequal Technologies, Inc. Mr. Hart holds a Bachelor of Arts in Social Relations from Harvard University. As an experienced leader in the financial services industry, Mr. Hart combines extensive general business expertise with a deep knowledge of the financial services and payments industry. His experience on the boards of directors of other companies in the financial services industry further augments his range of knowledge, providing experience on which he can draw while serving as a member of the Board.

Skills and attributes: Industry knowledge; product marketing and sales; strategic planning; technology leadership; operational excellence; human resources, compensation and succession planning; financial expertise; corporate governance leadership; M&A experience; global experience

Kimberly S. Stevenson. Ms. Stevenson has been a director since November 2020. She currently serves as senior vice president and general manager of the Foundational Data Services Business Unit at NetApp, Inc., a publicly traded provider of cloud data services. Previously, Ms. Stevenson served as senior vice president and general manager of data center products and solutions for Lenovo, a multinational technology company, from March 2017 to October 2018. From September 2009 to February 2017, she served as a corporate vice president at Intel Corporation, holding various positions including chief operating officer for the client and internet of things businesses and systems architecture group from September 2016 to February 2017, chief information officer from February 2012 to August 2016, and general manager, IT operations and services, from September 2009 to January 2012. Prior to joining Intel, Ms. Stevenson spent seven years at the former Electronic Data Systems, now DXC Technology, with responsibility for global development and delivery of enterprise services. She also spent more than 17 years at IBM in various finance and operational roles. Ms. Stevenson currently serves as a director of Boston Private Financial Holdings (Nasdaq: BPFH) and Skyworks Solutions, Inc. (Nasdaq: SWKS), both publicly traded companies. She previously held board positions with Riverbed Technology, a publicly traded hardware and software developer (prior to its being taken private in 2015), Cloudera, a private enterprise software company, and the National Center for Women and Information Technology, a non-profit organization.

Skills and attributes: Industry knowledge; product marketing and sales; strategic planning; technology leadership; operational excellence; financial expertise; corporate governance leadership; diverse perspective; global experience
Donna C. Wells. Ms. Wells has served as a director since November 2019. Prior to joining our Board, she served on our advisory board from September 2017 until November 2019. Ms. Wells is a serial entrepreneur, an experienced public and private company board director, and an innovator in the financial services, FinTech and cloud software industries. She is currently CEO of Valencia Ventures, a private company that provides strategic consulting and corporate governance services. From 2010-2017, Ms. Wells served as Board Director, President and CEO of Mindflash Technologies, Inc., an innovative venture-backed enterprise software startup that built a corporate training platform for businesses. In that capacity, she led the company from SaaS product launch to market leadership and to recognition as a Top 50 Small US Company to Work for by Fortune. Mindflash was acquired by Turn River Capital, a private equity firm. Prior to her role at Mindflash, Ms. Wells was CMO at Mint Software, Inc. from 2007-2009. There, she led the growth strategy for this breakthrough, mobile personal finance software company from product launch to the company’s acquisition by Intuit. Prior to Mint, Ms. Wells had a 20-year career in strategic marketing with The American Express Company and The Charles Schwab Corporation and led marketing for two Fortune 500 companies, Intuit and the Expedia Group. She currently serves as a Board Member of Apex Technology Acquisition Corporation (Nasdaq: APXT) and of two private FinTech innovators: Betterment, a digital investment advisor, and Happy Money, an online lending company. She was previously a director at Boston Private Financial Holdings, Inc. (Nasdaq: BPFH), a bank holding company, from 2014 to 2018. In September 2019, Ms. Wells was appointed by the Center for Entrepreneurial Studies at the Stanford University Graduate School of Business as a Lecturer in Management. She holds an MBA from Stanford University and a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania.

Skills and attributes: Industry knowledge; product marketing and sales; strategic planning; technology leadership; operational excellence; financial expertise; diverse perspective
None of our directors or director nominees has any family relationships with any of our other directors or executive officers. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF THE DIRECTOR NOMINEES DISCUSSED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected the firm of Mayer Hoffman, independent certified public accountants, to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2021. Representatives of Mayer Hoffman are expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. Substantially all of Mayer Hoffman’s personnel, who work under the control of Mayer Hoffman shareholders, are employees of wholly-owned subsidiaries of CBIZ, Inc., which provides personnel and various services to Mayer Hoffman in an alternative practice structure.
Neither our governing documents nor applicable laws require stockholder ratification of the selection of Mayer Hoffman as our independent registered public accounting firm. However, the Board is submitting the selection of Mayer Hoffman to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection of Mayer Hoffman, the Audit Committee will reconsider whether or not to retain Mayer Hoffman. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Independent Registered Public Accounting Firm Fee Information
The following table sets forth the aggregate fees billed by Mayer Hoffman for the services indicated for the fiscal years ended September 30, 2020 and 2019. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended September 30, 2020	Fiscal Year Ended September 30, 2019
Audit Fees(1)	$609,213	$686,568
Audit-Related Fees(2)	75,528	59,436
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$684,741	$746,004
(1)This category represents fees paid to Mayer Hoffman for (i) the audit of our annual financial statements for the fiscal years ended September 30, 2020 and 2019 included in our annual reports on Form 10-K; (ii) the review of our unaudited interim period financial statements for the fiscal years ended September 30, 2020 and 2019 included in our quarterly reports on Form 10-Q; (iii) the audit of our internal control over financial reporting for the fiscal year ended September 30, 2019; and (iv) the services that are normally provided by Mayer Hoffman in connection with statutory and regulatory filings or engagements.
(2)This category represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments and consultations concerning financial accounting and reporting standards.
Pre-Approval Policies
The Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these policies and procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to the Audit Committee and must include a detailed description of the services to be rendered. Our Chief Financial Officer and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval, and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.
Each request or application must include:
•a recommendation by our Chief Financial Officer as to whether the Audit Committee should approve the request or application; and

•a joint statement of our Chief Financial Officer and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s requirements for auditor independence of the Public Company Accounting Oversight Board (the “PCAOB”).
The Audit Committee also will not permit the independent registered public accounting firm to be engaged to provide any services to the extent that the SEC has prohibited the provision of those services by an independent registered public accounting firm, which generally include:
•bookkeeping or other services related to accounting records or financial statements;
•financial information systems design and implementation;
•appraisal or valuation services, fairness opinions or contribution-in-kind reports;
•actuarial services;
•internal audit outsourcing services;
•management functions;
•human resources;
•broker-dealer, investment adviser or investment banking services;
•legal services;
•expert services unrelated to the audit; and
•any service that the PCAOB determines is not permissible.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL NO. 2 TO RATIFY THE SELECTION OF MAYER HOFFMAN TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021.

PROPOSAL NO. 3
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders the opportunity to vote on an advisory (non-binding) resolution, commonly known as a “say-on-pay” resolution, to approve the compensation of our named executive officers as described in this Proxy Statement in the section titled “Executive Compensation,” beginning on page 22, the compensation tables beginning on page 25 and any related narrative discussion contained in this Proxy Statement.  This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.
Our executive compensation program is designed to optimize our ability to attract, reward and retain the executive leadership required to execute our business strategy in direct alignment with the interests of our stockholders. This is accomplished through utilizing an appropriate, market competitive mix of short and long term compensation components that allow balanced leveraging of fixed and at-risk variable cash and equity compensation components. These components include annual base salaries, performance-based annual incentive plans along with inducement and ongoing time and performance-based equity grants. Compensation levels are determined and applied relative to location, role, level of contribution and related performance criteria. Under these programs, our executive officers are rewarded for the achievement of specific financial and business goals which are intended to result in increased stockholder value. Accordingly, Mitek triangulates compensation levels and mix at the time of hiring and on an ongoing basis based upon competitive market data, value of the role to the business, and relative individual performance contribution. Using both internal and external compensation data and advisory services to guide Mitek relative to the regulatory and competitive landscape of our competitive market and proxy peer groups within the technology sector to ensure alignment of compensation and rewards with our greatest opportunities and desired business outcomes. Please read the section below entitled “Executive Compensation” for additional details about our executive compensation programs, including information regarding the 2020 fiscal year compensation of our named executive officers.
We believe that the compensation of our named executive officers for the 2020 fiscal year was appropriate and reasonable and that our compensation policies and procedures are sound and support the best interests of our company and our stockholders.  Additionally, we believe that our compensation policies and procedures are effective in aligning the executives’ long-term interests with those of our stockholders.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Mitek Systems, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation, compensation tables and narrative discussion in the Proxy Statement.”
This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.  As an advisory vote, the outcome of the vote on this proposal is not binding upon us.  However, the Board, with input from the Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

At our 2017 annual meeting of stockholders, we held an advisory (non-binding) stockholder vote on the frequency of future advisory (non-binding) shareholder votes to approve the compensation of our named executive officers. Our stockholders expressed a preference that future advisory (non-binding) stockholder votes to approve the compensation of our named executive officers be held every year with 49% of votes cast in favor of annual votes and 47% cast in favor of a vote every three years. In light of such preference the Board determined to hold an advisory (non-binding) vote to approve the compensation of our named executive officers every year. The next advisory (non-binding) vote to approve the frequency of the compensation of our named executive officers will be held at our 2023 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL NO. 3 FOR THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board has furnished the following report to stockholders of the Company in accordance with rules adopted by the SEC.
As described in its charter, the Audit Committee meets with the independent auditors and our officers or other personnel responsible for our financial reports. The Audit Committee is responsible for reviewing with the auditors the scope and the results of the audit. The Audit Committee is also responsible for discussing with the auditors the scope, reasonableness and adequacy of internal accounting controls. The Audit Committee is not responsible for the planning or conduct of the audits or the determination that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. Among other matters, the Audit Committee considers and selects a certified public accounting firm as our independent auditor. The Audit Committee held five meetings during the 2020 fiscal year.
In accordance with rules adopted by the SEC, the Audit Committee states that:
•The Audit Committee has reviewed and discussed with management our audited financial statements for the 2020 fiscal year.
•The Audit Committee has discussed with Mayer Hoffman McCann P.C., our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
•The Audit Committee has received the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and has discussed with Mayer Hoffman McCann P.C. its independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, for filing with the SEC.
Audit Committee
James C. Hale
William K. “Bill” Aulet
Bruce E. Hansen
Donna C. Wells
This foregoing Audit Committee report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
General
This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the charters of the committees of the Board and our Standards of Business Conduct described below may be viewed on our Internet website at www.miteksystems.com under “Investors.” You may also request a copy of any of these documents free of charge by writing to our Corporate Secretary at Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101, Attn: Corporate Secretary.
Director Independence
The Board is responsible for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. As required under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the company’s board of directors. The Board consults with our legal counsel to ensure that the Board’s determinations regarding the independence of our directors are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director (or former director, as applicable), or any of his or her family members, and the Company, our senior management and our independent auditors, the Board has determined that all of our directors other than Mr. Carnecchia (who is employed as an executive officer of the Company) are independent, in each case as defined in NASDAQ Listing Rule 5605(a)(2). In addition, the Board has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.
Meetings of the Board
The Board meets on a regular basis throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. The Board also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During the 2020 fiscal year, the Board met nine times and acted by unanimous written consent two times. No director attended fewer than 75% of the aggregate number of meetings held by the Board during the 2020 fiscal year.
Executive Sessions
As required under applicable NASDAQ listing standards, our independent directors periodically meet in executive session at which only they are present.
Director Attendance at Annual Meetings
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage all of our directors to attend. All of our directors from the director nominees discussed in Proposal No. 1 above who were directors at the time attended (either in person or via telephone) our 2020 annual meeting of stockholders.
Board Leadership Structure
Currently, the leadership structure of the Board is such that our Chairman and Chief Executive Officer positions are separate with Mr. Hansen, a member of the Board since October 2012, serving as the Chairman of the Board and Mr. Carnecchia serving as our Chief Executive Officer. The Board believes that the current structure, providing for the separation of the role of the Chairman and the Chief Executive Officer is appropriate at this time because it allocates the oversight of the business among the directors and the executive officers so that our Chief Executive Officer, who reports to our directors, can focus on the day-to-day business operations, and our Chairman, who has extensive experience leading the Company both as a director, lead independent director and recently as interim Principal Executive Officer, and other directors can oversee the activities of the Chief Executive Officer, other executive officers and the business as a whole. While the Board believes the current structure is appropriate at this time and provides the most effective leadership for the Company, the Board retains the flexibility to determine on a case-by-case basis whether the positions of Chief Executive Officer and Chairman of the Board should be combined or separated and whether an independent director should serve as Chairman. This flexibility permits the Board to organize its functions and conduct its business in a manner it deems most effective and in the best interest of the Company and its stockholders in then prevailing circumstances.
Board’s Role in Risk Oversight
The Board is responsible for oversight of risks facing the Company, while our management is responsible for day-to-day management of risk. The Board, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of the Board, which oversee risks inherent in their respective areas of responsibility, reporting to the Board regularly and involving the Board in their performance of risk oversight, as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks and the Compensation Committee oversees risks related to our compensation programs and practices. The Board, as a whole, directly oversees our strategic and business risk, including, among other items, product development risk and cybersecurity risk, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe the Board’s leadership structure supports its role in risk oversight, with our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer responsible for assessing and managing risks facing the Company day-to-day and the members of our Board providing oversight of such risk management.
Information Regarding Board Committees
The Board has established standing Audit, Compensation, and Nominating and Corporate Governance Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The three committees operate under written charters adopted by the Board, each of which is available on our Internet website at www.miteksystems.com under “Investors.” The following table sets forth the number of meetings held and actions taken by written consent during the 2020 fiscal year for each of the committees of the Board and current membership for each of the committees of the Board. No member of the Board attended fewer than 75% of the aggregate number of board and committee meetings on which such board member served during the 2020 fiscal year.

	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee
Employee Director:
Scipio “Max” Carnecchia	—		—		—
Non-Employee Directors:
William K. “Bill” Aulet	X		X		0
James C. Hale	X	(1)	-		X
Bruce E. Hansen	X		X	(1)	0
Alex W. “Pete” Hart	0		0		X	(1)
Kimberly S. Stevenson (2)	X		0		X
Jane J. Thompson	0		0		0
Donna C. Wells	0		X		X
Total meetings in the 2020 fiscal year	5		4		7
Total actions by written consent in the 2020 fiscal year	0		0		0
(1)Committee chairperson.
(2)Ms. Stevenson was appointed to the Board on November 3, 2020 and therefore did not attend any meeting during the 2020 fiscal year.
Audit Committee
We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(a) of the Exchange Act. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements, monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, and reviewing the independence and performance of our independent registered public accountants. The current members of the Audit Committee are Messrs. Aulet, Hale and Hansen and Ms. Stevenson. The Board has determined that Mr. Hale is an “audit committee financial expert” in accordance with applicable SEC rules. Each of the members of the Audit Committee is an “independent” director within the meaning of the applicable NASDAQ listing standards, as well as applicable SEC rules and regulations.
Compensation Committee
The Compensation Committee reviews executive compensation, establishes executive compensation levels, recommends employee compensation programs, administers our incentive plans, and monitors the Company’s compliance with applicable SEC rules and NASDAQ listing standards. The current members of the Compensation Committee are Messrs. Hale and Hart and Mses. Stevenson and Wells, each of whom is an “independent” director within the meaning of the applicable NASDAQ listing standards, as well as applicable SEC rules and regulations.

Nominating and Corporate Governance Committee
The Nominating Committee is responsible for reviewing and making recommendations to the Board regarding the composition and structure of the Board, establishing criteria for Board membership and corporate policies relating to the recruitment of Board members, and establishing, implementing and monitoring policies and processes regarding principles of corporate governance. The current members of the Nominating Committee are Messrs. Aulet and Hansen and Ms. Wells, each of whom is an “independent” director within the meaning of the applicable NASDAQ listing standards, as well as applicable SEC rules and regulations.
Consideration of Director Nominees
Director Qualifications
When evaluating nominees for election as directors (including all persons recommended by stockholders to become nominees for election as directors), the Nominating Committee takes into account: (i) all factors the Committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge; and (ii) the following minimum qualifications:
•the highest personal and professional ethics, integrity and values and sound business judgment;
•a background that demonstrates significant accomplishment in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;
•relevant expertise and experience and an ability to offer advice and guidance to our chief executive officer based on such expertise and experience;
•independence from any particular constituency and an ability to be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and
•sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business;
The Nominating Committee retains the right to modify these criteria from time to time.
    Diversity

Consistent with its proactive evaluation of director performance, skills and attributes, the Board is committed to a policy of inclusiveness and actively seeks out highly qualified diverse candidates (including race, gender and ethnicity) to include in the pool from which director nominees are chosen. The composition of our director nominees reflects these ongoing efforts and the importance of differentiating personal characteristics and diversity among our directors.
Stockholder Nominations
The Nominating Committee will consider director candidates recommended by our stockholders of record. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not a candidate was recommended by a stockholder of record. Stockholders of record who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering a written recommendation and timely notice in accordance with our Bylaws to the Nominating and Corporate Governance Committee at Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101, Attn: Corporate Secretary not later than the close of business on December 3, 2021 nor earlier than November 3, 2021; provided, however, that if the date of our next annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.
Each written recommendation must set forth, among other information:
•the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;
•the class, series and number of shares of common stock of the Company, and any convertible securities of the Company, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;
•any option, warrant, convertible security, SAR, or similar right with an exercise or conversion privilege or settlement payment at a price related to any class or series of shares of the Company or with a value derived from the value of any class or series of shares of the Company, directly or indirectly, owned beneficially by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;
•any proxy, agreement, arrangement, understanding, or relationship pursuant to which such stockholder of record and any beneficial owner on whose behalf the nomination is being made has or shares a right to vote any shares of any security of any class or series of the Company;

•any short interest in any security of the Company held by such stockholder of record and any beneficial owner on whose behalf the nomination is being made;
•the proposed director candidate’s name, age, business address and residential address;
•complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;
•the class and number of shares of common stock of the Company that are beneficially owned by the proposed director candidate and any convertible securities of the Company that are beneficially owned by the director candidate as of the date of the written recommendation;
•a completed and signed questionnaire, representation and agreement from the director candidate, as further described in our Bylaws; and
•any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.
Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as a director if so elected. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to director nominations. If a proposed director candidate is recommended by a stockholder in accordance with the procedural requirements discussed above and more fully set forth in our Bylaws, the Secretary will provide the foregoing information to the Nominating Committee.
Evaluating Nominees for Director
Our Nominating Committee considers director candidates that are suggested by members of the committee, other members of the Board, members of management, advisors and our stockholders who submit recommendations in accordance with the requirements set forth above. The Nominating Committee may, in the future, also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Nominating Committee, but to date it has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating Committee evaluates all nominees for director under the same approach whether they are recommended by stockholders or other sources.
The Nominating Committee reviews candidates for director nominees in the context of the current composition of the Board and committees of the Board, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating Committee considers the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees of the Board and the Company, to maintain a balance of knowledge, experience, diversity and capability. In addition, the Nominating Committee seeks candidates with significant experience in the Company’s targeted markets. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to the Board, the committees of the Board and the Company during their respective terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee will also determine whether the nominee meets the minimum director qualifications set forth above, has at least the same level of education and experience as the Company’s then-current directors, and whether such nominee is independent for NASDAQ purposes, which determination will be based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating Committee focuses on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.
The Nominating Committee will evaluate each proposed director’s candidacy, including proposed candidates recommended by security holders and recommend whether the Board should nominate such proposed director candidate for election by our stockholders.
Stockholder Communications to the Board
Stockholders may contact an individual director, the Board as a group or a specified committee or group of directors, including the non-employee directors as a group, at the following address: Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101, Attn: Board of Directors. Additionally, stockholders may contact the Board by sending an email addressed to the Board to ir@miteksystems.com. Additional information and contact details may be found on our website at: www.miteksystems.com. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded stockholder communications that are primarily commercial in nature, relate to improper or irrelevant topics or request general information about the Company.
Members of our Board, our executive management and our investor relations teams regularly interact with our stockholders to discuss a variety of topics including, but not limited to, operations of the business, industry developments, competition, management compensation, legal topics and risks to the company. The Company interacts with our stockholders via telephone calls and in-person meetings at investor conferences, in non-deal road shows, and meetings at the Company’s headquarters. During our 2020 fiscal year, we estimate that we interacted with investors representing over 60% of the institutional ownership.

Certain Relationships and Related Party Transactions
Since October 1, 2018 we have not entered into any transactions or series of transactions, and we are not currently considering any proposed transaction or series of transactions, in which the amount involved in the transaction or series of transactions exceeds the lesser of $120,000 or 1% of our average total assets at fiscal year-end, and in which any of our directors, executive officers or persons who we know beneficially held more than five percent of any class of our common stock, including their immediate family members, had or will have a direct or indirect material interest.
Procedures for Approving Related Party Transactions
Under its charter, the Audit Committee is charged with reviewing and approving all potential related party transactions. All such related party transactions are then required to be reported under applicable SEC rules. Other than as may be required by the Audit Committee’s charter, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.
Non-Employee Director Compensation
For the 2020 fiscal year, our non-employee directors were compensated on a retainer-based model. We also reimburse our non-employee directors for their reasonable expenses incurred in attending Board and committee meetings. Members of the Board who are also employees of the Company receive no compensation for their services as a director. Our non-employee directors are also eligible to participate in the Mitek Systems, Inc. Directors Deferral Plan (the “Deferral Plan”) pursuant to which they may make an irrevocable election to defer a portion of their equity pay, subject to rules and minimum and/or maximum deferrals set forth in the
Deferral Plan.
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us by members of the Board in their capacities as such, for the fiscal year ended September 30, 2020:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards (3)(4)	All Other Compensation ($)	Total Compensation ($)
William K. “Bill” Aulet	$42,500	$125,005	$—	$167,505
Kenneth D. Denman (5)	$10,000	$—	$—	$10,000
James C. Hale	$52,500	$125,005	$—	$177,505
Bruce E. Hansen	$107,500	$125,005	$—	$232,505
Alex W. “Pete” Hart	$43,750	$125,005	$—	$168,755
Jane Thompson	$43,750	$125,005	$—	$168,755
Donna C. Wells (6)	$36,304	$125,005	$—	$161,309
(1)Scipio Maximus Carnecchia, a director, our Chief Executive Officer and named executive officer, is not included in this table as he was an employee of the Company and therefore received no compensation for his service as a director. Mr. Carnecchia’s compensation is included in the “Summary Compensation Table” below. Ms. Stevenson was appointed to the Board on November 3, 2020 and therefore is not included in the table or corresponding footnotes.
(2)This annual $40,000 retainer is paid on a quarterly basis; the retainer for Mr. Aulet contains an additional $2,500 for his role as chair of the Nominating & Governance Committee for half of fiscal 2020; the retainer for Mr. Hale contains an additional $12,500 for his role as chair of the Audit Committee; the retainer for Mr. Hansen contains an additional $65,000 for his role as Chairman of the Board and an additional $2,500 for his role as chair of the Nominating & Governance Committee for half of fiscal 2020; the retainer for Mr. Hart contains an additional $3,750 for his role as chair of the Compensation Committee for half of fiscal 2020; the retainer for Ms. Thompson contains an additional $3,750 for her role as chair of the Compensation Committee for half of fiscal 2020.
(3)The amounts shown under the “Stock Awards” column represent the aggregate grant date fair value of stock options and restricted stock units granted to each non-employee director computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation— Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 to our financial statements included in our Form 10-K filed with the SEC on December 7, 2020.

(4)As of September 30, 2020, our non-employee directors had the following aggregate number of stock awards outstanding: Mr. Aulet—91,693 shares; Mr. Hale—131,693 shares; Mr. Hansen—91,693 shares; Mr. Hart—131,693 shares; Ms. Thompson—93,936 shares; and Ms. Wells—17,386.
(5)Mr. Denman resigned from his position on the Board effective December 31, 2019. As such the fees paid to him were pro-rated and the restricted stock units granted to him did not vest.
(6)Ms. Wells was appointed to the Board on November 4, 2019 and as such the fees paid to her were pro-rated.

Director Stock Ownership Requirements

The Board has stock ownership requirements designed to further link the interests of our Board with that of our stockholders. These requirements provide that each of our independent directors must have equity positions in the Company with a value equal to five times his or her annual retainer amount. Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the independent director, are included in determining each director’s equity position. Each independent director has five years to achieve the target ownership level. A director who fails to meet the ownership guidelines within the five-year period will not be eligible for new equity awards until the director achieves his or her prescribed ownership level.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS
The officers of the Company serve at the pleasure of the Board. The following table includes the names and certain information about our current executive officers:

Name	Age	Position
Scipio “Max” Carnecchia	57	Chief Executive Officer and Director
Jeffrey C. Davison	56	Chief Financial Officer
Michael E. Diamond	56	Senior Vice President, General Manager—Payments
Jason L. Gray	50	Chief Legal Officer and Chief Compliance Officer
Stephen J. Ritter	51	Chief Technology Officer

Scipio “Max” Carnecchia. Mr. Carnecchia has served as the Chief Executive Officer and as a director of Mitek since November 2018. From October 2017 until July 2018, Mr. Carnecchia served as the Chief Executive Officer and board member of Illuminate Education, Inc., the market-leading software as a services education platform. Prior to Illuminate, Mr. Carnecchia was the President and Chief Executive Officer of Accelrys, Inc., and has also served on the Accelrys board from 2009 until its acquisition in 2014 by Dassault Systemes. After the acquisition, Mr. Carnecchia continued to service as Chief Executive Officer of that business, which was renamed BIOVIA. Mr. Carnecchia previously served as President and Interim Chief Executive Officer of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven; Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001, and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000. Mr. Carnecchia has demonstrated significant leadership skills in his Chief Executive Officer roles at Accelrys, Interwoven, BIOVIA and Illuminate Education, Inc. and as Vice President of Xoriant and SmartDB, and brings more than two decades of high technology experience to his position on the Board. During the past five years, Mr. Carnecchia has served as a member of the boards of directors of: Guidance Software, Inc., Agilysys, Inc., Accelrys, Inc., and DHI, Inc. Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from Stevens Institute of Technology. Mr. Carnecchia’s extensive knowledge of the industry in which we operate, as well as his unique role in the day-to-day operations of the Company as our Chief Executive Officer allows him to bring to the Board a broad understanding of the operational and strategic issues facing the Company.

Jeffrey C. Davison. Mr. Davison joined Mitek as our Chief Financial Officer in June 2017. Prior to joining the Company, Mr. Davison was Senior Vice President, Sales Success of NetSuite Inc., one of the world’s leading providers of cloud-based financials, enterprise resource planning, human resources, professional services automation and omnichannel commerce software suites, from May 2014 through December 2016, where he was responsible for solution consulting, business development representatives, sales operations, sales enablement, and sales planning and analysis and oversaw approximately six hundred employees. From August 2013 through April 2014, Mr. Davison served as Chief Financial Officer of Outbrain Inc., a worldwide provider of content discovery platforms, where he was responsible for all aspects of finance and accounting, planning, business systems, insurance, and reporting. Prior to his position at Outbrain, Mr. Davison served as Chief Financial Officer of RightNow Technologies, Inc., from January 2008 through April 2012, and served as Vice President, Finance and Operations from April 2006 through January 2008 and Vice President, Sales Operations, from September 2000 through April 2006. While holding these positions, he managed financial aspects of RightNow’s transition from a privately held company through its initial public offering and eventually through its $1.8 billion acquisition by Oracle Corporation. Mr. Davison served as Chief Financial Officer of Blackmore Sensors & Analytics from October 2018 to November 2018. Mr. Davison holds a B.S. in Accounting from Montana State University-Bozeman and is a Certified Public Accountant.
Michael E. Diamond.  Mr. Diamond has served as our Senior Vice President, General Manager—Payments since January 2016 and previously served as our Chief Revenue Officer from September 2013 to January 2016 and as our Senior Vice President, Sales and Business Development from June 2012 through September 2013. Prior to joining Mitek, from March 2008 to June 2012, Mr. Diamond served as Senior Vice President, Business Development, at Obopay Corporation, a global mobile payments company. From July 2004 to March 2008, he served as a Business Unit Executive at IBM Corporation. From January 2001 to July 2004, Mr. Diamond served as Vice President, Business and Corporate Development, at Alphablox Corporation, a provider of software for web-based enterprise analytics, and was directly involved in shaping and driving Alphablox’s acquisition by IBM Corporation. From November 1999 to January 2001, Mr. Diamond served in various roles, including Senior Vice President Business Development/General Manager, Latin America and Japan, at S1 Corporation, an online financial services technology provider. From March 1996 to November 1999, Mr. Diamond served in various management roles, including as Director, Channel Sales, at Edify Corporation, a provider of interactive voice response and online financial services software. Mr. Diamond earned a B.B.A. with an emphasis in international business from St. Norbert College.

Jason L. Gray. Mr. Gray has served as our Chief Legal Officer, Chief Compliance Officer, and Corporate Secretary since November 2018. From March 2016 until November 2018 Mr. Gray served as Chief Administrative Officer, General Counsel, and Corporate Secretary. Prior to joining Mitek, in July 2014 Mr. Gray founded and ran Gradient Legal, Inc. a provider of outsourced general counsel services to small and mid-market technology companies and advisory services to private equity and venture capital funds. From May 2013 through July 2014, Mr. Gray was a Senior Vice President and General Counsel for Accelerys, Inc., a publicly traded software company that was sold to Dassault Systems in 2014. From November of 2002 until May 2013, Mr. Gray was the Senior Vice President of Strategic Development and General Counsel for Mitchell International. From 1999 through November 2002, Mr. Gray was a Vice President and General Counsel for Netratings, Inc. From 1997 through 1999 Mr. Gray was an attorney with Wilson, Sonsini, Goodrich & Rosati. Mr. Gray currently serves on the board of directors of Tensegrity, Inc. and OneLegacy. Mr. Gray received his J. D. from the University of Michigan Law School in 1995 and bachelor degrees in Economics and German from Andrews University in 1992.
Stephen Ritter.  Mr. Ritter has served as our Chief Technology Officer since February 2016. Prior to joining Mitek, from June 2014 to February 2016 Mr. Ritter served as Chief Technology Officer for deep learning startup Emotient, acquired by Apple in January 2016. From September 2013 through June 2014, Mr. Ritter was Chief Technology Officer for cloud-based genomics startup Cypher Genomics which was acquired by Human Longevity Incorporated. Mr. Ritter served as Vice President Engineering for Websense, a web, data and email security company, from June 2011 through August 2013. From April 2006 through June 2011, Mr. Ritter was Senior Director of Engineering for McAfee/Intel. Mr. Ritter joined McAfee as a result of the acquisition of security startup Preventsys where he served as Vice President of Engineering from November 2002 through April of 2006. From January 2000 through October of 2002 Mr. Ritter was Principal Architect for Medunite. Prior to joining Medunite, Mr. Ritter served as Senior Professional Services Engineer for Persistence Software. Persistence Software acquired Orbisys, where Mr. Ritter was Founder and Vice President of Engineering from January 1996 through January 1998. Between 1993 and 1996 Mr. Ritter was a Software Engineer for Titan Corporation; prior to that from 1992 through 1993 Mr. Ritter was a Scientific Programmer at the Computational Neurobiology Lab at the Salk Institute. Mr. Ritter received a B.S. in Cognitive Science with an emphasis in Computer Science from the University of California San Diego in 1992 and is an inventor on nine patents.
None of our executive officers has any family relationships with any of our other executive officers or directors. There currently are no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended September 30, 2020 should be read together with the compensation tables and related disclosures set forth below.
Company Highlights
Our financial and operational performance for the fiscal year ended September 30, 2020 reflected our continued efforts to increase our top-line performance and cash flows. Our 2020 fiscal year highlights include:
•Revenues for the fiscal year ended September 30, 2020 were $101.3 million, an increase of 20% compared to revenues of $84.6 million for the fiscal year ended September 30, 2019.
•Net income was $7.8 million, or $0.18 per share, for the fiscal year ended September 30, 2020, compared to a net loss of $0.7 million, or $0.02 per share, for the fiscal year ended September 30, 2019.
•Cash provided by operating activities was $24.1 million for the fiscal year ended September 30, 2020, compared to $14.3 million for the fiscal year ended September 30, 2019.
•During fiscal 2020 the total number of financial institutions licensing our technology exceeded 7,500. All of the top 10 U.S. retail banks, and nearly all of the top 50 U.S. retail banks utilize our technology.
•We added new patents to our portfolio during fiscal year 2020, bringing our total number of issued patents to 67 as of September 30, 2020. In addition, we have 20 patent applications as of September 30, 2020.
•The one-year total stockholder return (TSR) growth for Mitek was 32.02% which outperformed our Global Industry Classification Standard (GICS) peer group (code 4510) return of 8.71% as well as the Russell 3000 index TSR growth of 12.93%. Over a five-year time period, the Company also outperformed its GICS and Russell 3000 peers. The five-year TSR growth for Mitek was 299.37%, which outperformed our GICS peers (code 4510) return of 87.07% as well as the Russell 3000 index TSR growth of 63.18%.
Named Executive Officers
For the fiscal year ended September 30, 2020, the named executive officers were:
•Scipio “Max” Carnecchia, our current Chief Executive Officer (“CEO”);
•Jeffrey C. Davison, our Chief Financial Officer (“CFO”);
•Michael E. Diamond, our Senior Vice President, General Manager—Payments (“GM”);
•Stephen J. Ritter, our Chief Technology Officer (“CTO”); and
•Jason L. Gray, our Chief Legal Officer (“CLO”) and Chief Compliance Officer.
Compensation Philosophy and Objectives
Our compensation philosophy is built upon the principles of pay for performance, shared ownership and alignment with the long-term interests of our stockholders. We believe that every aspect of our compensation programs, including the mix of short-term and long-term cash and equity incentive awards, should enhance the Company’s ability to maximize stockholder value over time. Our specific objectives consistent with that philosophy are to:
•align our executive officers’ compensation with our business objectives and the interests of our stockholders;
•foster a goal-oriented, highly motivated management team whose participants have a clear understanding of our business objectives and shared corporate values; and
•enable us to attract, motivate and retain the executive talent needed to enhance stockholder value in a competitive environment.
To meet these objectives the Compensation Committee has designed a compensation program that combines “fixed” forms of compensation including base salaries and certain other benefits with “at-risk” forms of compensation including performance-based annual incentives and long-term equity incentive awards. At-risk forms of compensation are based upon the achievement of corporate and individual goals established by the Compensation Committee. While our objectives guide the development of our compensation programs, we may alter our programs and practices according to the evolving needs of the Company within the constraints of any agreements in place with individual employees.

Consideration of 2020 Stockholder Advisory Vote
At our 2020 annual meeting of stockholders, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies, as disclosed in the proxy statement issued by the Company in January 2020, pursuant to Item 402 of Regulation S-K (commonly known as the “say-on-pay vote”). Our stockholders approved the compensation of our executive officers, with approximately 82% of shares cast voting in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2020, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial, operational and strategic goals in alignment with our overall goal of increasing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation program.
Process for Establishing Compensation
Role of the Compensation Committee and Executive Officers
The current members of the Compensation Committee are Mssrs. Hart (Chairman) and Hale and Ms. Stevenson and Ms. Wells. Each of these individuals qualifies as (i) an “independent director” under the requirements of NASDAQ listing rules, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code. The Compensation Committee is responsible for monitoring the performance and compensation of our named executive officers, reviewing compensation plans and administering our incentive plans.
The Compensation Committee operates under a written charter and is responsible for annually recommending, reviewing and approving (or recommending for the Board to approve) the amount and form of compensation of our CEO and our other executive officers. In so doing, the Compensation Committee considers recommendations from our CEO in determining executive compensation. Specifically, our CEO recommends base salary increases, annual cash incentive opportunities, and equity award levels and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. The Compensation Committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our CEO. Our CEO is also involved in our executive compensation process by providing input on the performance criteria applicable to other executives. Our Compensation Committee regularly meets in executive session, with our CEO not in attendance, where decisions are made regarding his compensation. The Compensation Committee, by resolution passed by a majority of the committee, has the authority to designate one or more subcommittees, which subcommittee, to the extent not limited by applicable law or the NASDAQ listing standards, may have and exercise all the powers and authority of the Compensation Committee.
The Compensation Committee also considers the input of our compensation consultant. For the 2020 fiscal year, the Compensation Committee selected the consulting firm Frederic W. Cook & Company, Inc. (“F.W. Cook” or the “Compensation Consultant”) as our Compensation Consultant (see below under the heading “Role of the Compensation Consultant”). The Compensation Committee has again selected the consulting firm of F.W. Cook as our compensation consultant for fiscal year 2021. Although the Compensation Committee considers the input of our CEO and Compensation Consultant it is not bound by such recommendations. The Compensation Committee’s determinations with respect to all executive compensation are submitted to the Board for final approval.
Role of the Compensation Consultant
The Compensation Committee has assessed the independence of the Compensation Consultant and determined that no conflict of interest exists under the rules established by the SEC. The Compensation Committee reviews the independence of its advisors annually.
In designing compensation programs and determining compensation levels for our named executive officers for the 2020 fiscal year, the Compensation Committee retained the services of the Compensation Consultant to formulate a report and make recommendations to the Compensation Committee regarding our compensation programs and executive compensation levels.  The Chairman of the Compensation Committee worked directly with the Compensation Consultant to determine the scope of the work needed to advise the Compensation Committee in its decision-making processes. The Compensation Consultant provided the Compensation Committee with benchmark comparative data for our named executive officers with respect to base salaries, target and actual total cash compensation levels, long-term incentive values, and total direct compensation.

In making compensation decisions for the 2020 fiscal year, the Compensation Committee compared each element of total direct compensation against a peer group of 19 publicly traded, technology companies with an emphasis on application software companies as well as internet services and infrastructure companies which the Compensation Committee believes we compete in the market for executive talent. We collectively refer to this group as the “Compensation Peer Group.” The pay data for this group was analyzed by the Compensation Consultant using each company’s recent public filings. This Compensation Peer Group was used, when available, for our named executive officers. We generally select Peer Group companies with broadly similar revenues and 12-month trailing market capitalizations. For the fiscal year 2020, the specific criteria utilized were: (i) annual revenues between $20 million and $360 million; (ii) market capitalizations between $100 million to $1.6 billion; (iii) headquartered in major metropolitan areas (reflecting similar cost of living as the Company); and (iv) with broadly similar equity valuation relative to revenues. The following is a list of the 19 companies comprising our Compensation Peer Group for the 2020 fiscal year:

Agilysys, Inc.	Digimarc Corporation	ShotSpotter*
Amber Road, Inc.	Digital Turbine*	Telenav, Inc.
American Software, Inc.	eGain Corporation	The Meet Group, Inc.
Asure Software, Inc.	Limelight Networks	Upland Software, Inc.
Brightcove, Inc.	MobileIron	Zix Corp
Carbonite*	Model N, Inc.
ChannelAdvisor Corp.	OneSpan*
 * Designates additions to our peer group for fiscal 2020 versus fiscal 2019

The Compensation Committee used the peer group data provided by the Compensation Consultant to make an initial determination of the competitiveness of total direct compensation for each executive. Our Compensation Committee makes adjustments, down or up, from such market-based information based on its assessment of contribution and retention risk for each executive.
Components of Executive Compensation
The Company’s executive compensation program consists of the following elements:
•base salary;
•annual cash incentives;
•equity-based incentives;
•other benefits; and
•severance and change of control plans.
Base Salary
We provide a base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year. Base salaries will typically reflect the experience, skills, knowledge and responsibilities of each named executive officer in keeping with competitive market practice.
The initial base salaries of our executive officers are established through arm’s length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience and prior salary level. Thereafter, salary reviews are typically performed annually in conjunction with performance reviews. As necessary or appropriate, the Compensation Committee reviews and recommends adjustments to the base salaries of our executive officers to the Board.
The Compensation Committee typically targets named executive officers’ salaries at the median level of salaries of executives with similar roles at comparable companies, however other factors may lead to salaries that are higher or lower than the median. The Compensation Committee believes that the median for base salaries is generally the minimum cash compensation level that would allow us to attract and retain talented executives.
For fiscal year 2020, Messrs. Davison, Diamond and Gray received increases of approximately 2.5% of their respective base salaries consistent with market trends and practices. The Company held the base salaries of Messrs. Carnecchia and Ritter at their fiscal year 2019 levels as this component of compensation was deemed appropriate relative to competitive market levels. The following table summarizes the base salaries of our named executive officers for the fiscal years ending September 30, 2019 and September 30, 2020:

Named Executive Officer	2019 Base Salary	Increase for 2020	2020 Base Salary
Scipio Maximus Carnecchia	$450,000	—%	$450,000
Jeffrey C. Davison	$335,000	2.5%	$343,500
Michael E. Diamond	$288,565	2.6%	$296,000
Jason L. Gray	$310,000	2.4%	$317,500
Stephen J. Ritter	$292,438	—%	$292,438

Annual Cash Incentive
Our annual cash incentive plan is one of the key components of the “at-risk” compensation we offer to our executives. We utilize our annual cash incentive plan to reward performance achievements with a time horizon of one year or less. Our plan is intended to motivate and reward our executives for their contributions toward meeting longer-term corporate financial and strategic goals aligned with the interests of our stockholders.
In developing our annual cash incentive plan, the Compensation Committee sets targets which it believes reflect the business opportunity within our industry and are consistent with achieving our short and long-term goals. The target achievement levels are based on the Board-approved operating plan, which reflects the Company’s target performance for the upcoming fiscal year and are calibrated such that they are challenging enough to require strong and consistent efforts by the executives in order to be achieved.
 In December 2019, based upon the recommendation of the Compensation Committee, the Board approved the Company’s executive cash incentive program for the fiscal year ending September 30, 2020 (the “2020 Cash Incentive Plan”). Pursuant to the terms of the 2020 Cash Incentive Plan, the Company’s executives were eligible to receive cash incentives based upon the achievement of certain corporate and individual performance goals during the 2020 fiscal year.
The Compensation Committee reviewed each executive’s target as a percentage of their base salary. As part of this review, the target for our CEO was increased from 80% to 100% of his annualized salary, the target for our CFO remained at 60% of his annualized salary, the targets for our GM and CLO remained at 50% of their respective annualized salaries, and the bonus target for our CTO remained at 60% of his annualized salary. For our CEO, the 2020 Cash Incentive Plan provided that up to 100% of the incentive would be based upon the Company’s revenue and non-GAAP net income performance. For our CFO, CLO, GM and CTO the 2020 Cash Incentive Plan provided that up to 80% of the incentive would be based upon the Company’s revenue and non-GAAP net income performance and the remaining 20% of the incentive would be based upon achievement of certain individual performance goals. The maximum incentive payable to each executive under the 2020 Cash Incentive Plan was 200% of their respective targets.
In making its determination with respect to achievement against performance targets and objectives, the Compensation Committee considers our CEO’s recommendations regarding the individual performance of his direct reports. Following the end of the 2020 fiscal year, the Compensation Committee assessed the Company’s performance against the corporate performance components and determined that the Company had achieved $101.3 million in revenue and $28.6 million of non-GAAP net income resulting in achievement or 99.3% of its revenue plan of $102 million and 126.5% of its non-GAAP net income plan of $22.6 million. Accordingly, after taking into account the named executive officers’ performance against their respective individual performance goals, the Compensation Committee awarded the following annual incentive amounts, which amounts were paid in November 2020:

Named Executive Officer	2020 Cash Incentive Target (as a percentage of base salary)	2020 Cash Incentive Target (base * target %) (1)	2020 Actual Cash Incentive
Scipio Maximus Carnecchia	100%	$450,000	$514,980
Jeffrey C. Davison	60%	206,100	235,049
Michael E. Diamond	50%	148,000	176,188
Jason L. Gray	50%	158,750	181,048
Stephen J. Ritter	60%	175,463	200,108
(1)Reflects the annualized incentive target of the named executive officer.

Equity-Based Incentives
Our long-term equity incentives are another key component of our “at-risk” compensation and are intended to reward longer-term performance and further align the interests of our executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our executive officers through the use of equity incentives.
The Company’s current equity-based incentive practice is to grant a combination of time-based RSUs and performance-based RSUs (“PSUs”) to its executives with 50% of the grant value designated as RSUs and 50% of the grant value designated as PSUs. Equity incentives are granted to our executive officers under the Mitek Systems, Inc. 2020 Incentive Plan (the “2020 Plan”). RSUs granted under the 2020 Plan may be issued in consideration of the recipient’s past or future services performed for the Company. RSUs generally vest over a period of four years from the date of grant and PSU’s generally vest in equal annual installments over a period of three years from the date of grant (each such year, a “Performance Period”) if the Company meets annual performance criteria for the applicable Performance Period. The annual performance criteria for each annual Performance Period is tied to whether the percentage increase in the value of our common stock meets or exceeds the percentage increase in the value of the Russell 2000 Index during such Performance Period. In order to make a determination as to whether the annual performance criteria is met, the Company reviews a hypothetical investment in both our common stock and the Russell 2000 Index with a purchase price equal to the average closing price of each for the 20-trading days immediately preceding the start of the applicable Performance Period. At the end of the applicable Performance Period, the value of the hypothetical investments is determined by assuming the sale of each based on the average closing price of each from the immediately preceding 20-trading days. The percentage change is determined by comparing the increase in value to the starting investment. Additionally, a portion of the PSUs may vest during a later Performance Period if the cumulative percentage increase in value of our common stock measured over the current and all previous Performance Periods exceeds the cumulative percentage increase in value of the Russell 2000 Index.
Typically, the size and form of the initial equity awards for our executive officers are established through arm’s length negotiation at the time the individual executive officer is hired. In order to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, the Compensation Committee considers, among other things, the prospective role and responsibility, the competitive market for similar positions, and the amount of equity-based compensation which may have been forfeited by the executive officer at his or her former employer. Thereafter, the Compensation Committee reviews the equity holdings of our executive officers annually and recommends to the Board the grant of equity awards.
Historically, the Company has made annual equity grants to our executive officers at the beginning of each fiscal year. At the beginning of our 2020 fiscal year, the Board determined to delay granting of annual equity incentives to our executive team to preserve available equity under our incentive plan until stockholders approved our new incentive plan. Consequently, following such approval, in March of 2020, Messrs. Carnecchia, Davison, Diamond, Gray and Ritter were granted annual equity incentive awards.
The following table sets forth the number of equity awards granted during the fiscal year ended September 30, 2020:

Named Executive Officer	Restricted Stock Units(1)	Performance-based Restricted Stock Units(2)
Scipio Maximus Carnecchia(3)	—	82,509
Jeffrey C. Davison	28,878	28,878
Michael E. Diamond	37,129	37,129
Jason L. Gray	26,816	26,816
Stephen J. Ritter	20,628	20,628
(1) The RSUs will vest 37.5% of the shares on the one-year anniversary of the date of grant, 12.5% of the shares on the two-year anniversary of the date of grant and 25% of the shares on the three-year and four-year anniversaries of the date of grant, respectively.
(2) The PSUs will vest in equal annual installments over a period of three years from the date of grant should certain performance metrics be achieved during the applicable Performance Period.
(3) The Board awarded this additional performance-based equity grant to Mr. Carnecchia to align with the incentives of the other executives, and to recognize his exceptional efforts in positioning the company for continued growth. While other executives received a mix between performance RSUs and time-vested RSUs, the Board felt it was appropriate, at this time and given Mr. Carnecchia’s previous equity compensation, to award Mr. Carnecchia solely performance-based equity.

Other Benefits
We maintain a 401(k) plan that allows participating employees to contribute a percentage of their salary on a pre-tax basis pursuant to a cash or deferred arrangement under Section 401(k) of the Internal Revenue Service Code and subject to annual limits. The Company made matching contributions to the plan for the previous four years ending December 31st. The Company intends to make matching contributions to the plan for the calendar year ended December 31, 2020.
In addition, we provide health, dental, vision and life and long-term disability insurance benefits to all full-time employees, including our named executive officers. We believe these benefits are competitive with the benefits of companies with which we compete for employees.
Severance and Change of Control Plans
The Compensation Committee provides our executives with severance and change of control protection when it determines that such protection is necessary to attract or retain an executive. Under the terms of their respective executive severance and change of control plans, each named executive officer is entitled to receive certain severance payments and benefits in the event that he is terminated without cause or resigns for good reason and/or is terminated in connection with a change of control of the Company, subject in all cases to certain conditions. The severance payments and benefits that are payable under these plans are further described below in the section entitled “Potential Payments Upon Termination or Change of Control.”
Executive Compensation for the 2021 Fiscal Year
Components of Executive Compensation
Base Salary. Based on input from the Compensation Consultant relative to competitive market levels, the Compensation Committee recommended and the Board approved increases in the base salaries for some of our named executive officers for the 2021 fiscal year. Messrs. Diamond and Ritter received increases of 3.0% and 2.6%, respectively. The base salaries of Messrs. Carnecchia, Davison and Gray remained unchanged from their 2020 levels as this component of compensation was deemed appropriate. The following table summarizes the base salaries of our named executive officers for the fiscal years ending September 30, 2020 and 2021:

Named Executive Officer	2020 Base Salary	Increase for 2020	2021 Base Salary(1)
Scipio Maximus Carnecchia	$450,000	—%	$450,000
Jeffrey C. Davison	$343,500	—%	$343,500
Michael E. Diamond	$296,000	3.0%	$305,000
Jason L. Gray	$317,500	—%	$317,500
Stephen J. Ritter	$292,438	2.6%	$300,012
(1) These base salaries were effective beginning January 1, 2021.

Annual Cash Incentive. In January, 2021, the Board, based upon the recommendation of the Compensation Committee, approved the Company’s executive cash incentive program for the fiscal year ending September 30, 2021 (the “2021 Cash Incentive Plan”). Pursuant to the terms of the 2021 Cash Incentive Plan, the Company’s executive officers will be eligible to receive cash incentives based upon the achievement of certain corporate and individual performance goals during the 2021 fiscal year. These incentives are designed to attract, motivate, retain and reward the Company’s executives. Under the 2021 Plan, our CEO has an incentive target at plan equal to 100% of his annualized salary; our CFO and CTO each have an incentive target at plan equal to 60% of their respective annualized salaries; and our GM and CLO have incentive targets at plan of 50% of their annualized salaries.. The incentive target for each named executive officer is based upon achievement of two financial metrics (revenue and non-GAAP operating income). The maximum incentive payable to each executive under the 2021 Cash Incentive Plan is 200% of their respective targets.

Equity-Based Incentives. On November 27, 2020, the Board, based upon the recommendation of the Compensation Committee, approved the following grants of performance-based restricted stock units (the “performance-based RSUs”) for the fiscal year ending September 30, 2021: Mr. Carnecchia—84,460, shares; Mr. Diamond—14,781 shares; Mr. Gray—13,408 shares; and Mr. Ritter—12,669 shares. The performance-based RSUs vest in equal annual installments over a period of three years from the date of grant should certain performance metrics be achieved. The performance-based RSUs will vest an additional 33% based on over-achievement of the aforementioned performance metrics. In addition, on November 27, 2020, the Board, based on recommendation of the Compensation Committee, approved the following grants of time-based restricted stock units (the “time-based RSUs”) for the fiscal year ended September 30, 2021: Mr. Carnecchia—84,460; 14,781; Mr. Diamond—14,781 shares; Mr. Gray—13,408 shares; and Mr. Ritter—12,669 shares. The time-based RSUs will vest in equal installments over a period of four years from the date of grant.

Tax Considerations
Section 162(m) of the Code. Section 162(m) of the Code generally places a $1,000,000 limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” Prior to the passage of the Tax Cuts and Jobs Act of 2017, performance-based compensation paid to our “covered employees,” such as annual cash incentives and performance-based RSUs, was generally excluded from this $1,000,000 deduction limit. As a result of changes in the tax law, this previously-available exclusion for performance-based compensation is generally no longer available after 2018. The Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, including the impact of these tax law changes. However, the Compensation Committee retains discretion to award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by the Company.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether the Company’s overall compensation program for its employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short-term compensation incentives that we believe are properly weighted and the uniformity of compensation policies across the Company, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits.
Hedging and Pledging Prohibition
As part of our insider trading policy, our executives and directors (including their respective spouses, persons living in their households, minor children and entities over which such persons exercise control) are prohibited from short selling and buying or selling puts, calls or other derivative securities on our securities, and from engaging in hedging, forward sale and other similar derivative transactions of our securities. In addition, our executives and directors are prohibited from holding our securities in a margin account or pledging our securities as collateral for loans.

Clawback Policy

Our 2020 Plan provides that all incentive compensation issued pursuant to the 2020 Plan is subject to recoupment as required by law or if the Board determines that the award was predicated on achievement of certain financial results that were the subject of a material financial restatement, the participant engaged in fraud or misconduct that caused the material financial restatement, and a lower granting, vesting or payment of such award would have occurred. This policy applies to all participants (including executives) and covers all Awards granted under the 2020 Plan (including cash awards).

Summary Compensation Table
The following table sets forth certain information regarding the compensation earned by each of our named executive officers during the fiscal years ended September 30, 2020, 2019 and 2018:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Scipio Maximus Carnecchia	2020	450,000		—	376,307	—	514,980	2,187	1,343,474
CEO	2019	407,386	(4)	—	900,011	3,340,106	330,000	2,910	4,980,413
Jeffrey C. Davison	2020	343,500		—	306,707	—	235,049	8,009	893,265
Chief Financial	2019	335,000		—	200,004	200,000	201,000	3,906	939,910
Officer	2018	304,000		—	66,667	66,669	184,498	4,542	626,376
Michael E. Diamond	2020	296,000		—	394,340	—	176,188	3,413	869,941
General Manager	2019	288,565		—	300,001	300,002	145,437	2,314	1,036,319
	2018	280,160		—	150,001	150,004	141,691	1,374	723,230
Jason L. Gray	2020	317,500		—	284,807	—	181,048	1,801	785,156
Chief Legal Officer	2019	310,000		—	387,505	150,001	147,250	3,541	998,297
	2018	278,720		—	150,001	150,004	112,770	1,084	692,579
Stephen J. Ritter	2020	292,438		—	219,086	—	200,108	1,645	713,277
Chief Technology	2019	292,438		—	150,005	150,001	163,180	1,132	756,756
Officer	2018	283,920		—	300,002	300,003	172,311	1,094	1,057,330
(1)The amounts shown under the “Stock Awards” column and the “Option Awards” column represent the aggregate grant date fair value of RSUs (including Senior Executive Performance RSUs) and option awards, respectively, granted to each named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 to our financial statements included in our Form 10-K filed with the SEC on December 7, 2020. As of January 14, 2020, the performance period for our Senior Executive Performance RSUs ended and the Company’s stock performance during the performance period did not result in the vesting of any Senior Executive Performance RSUs.
(2)The amounts shown under the Cash Incentive Plan column represent annual cash bonuses earned pursuant to the 2020 Cash Incentive Plan, the 2019 Cash Incentive Plan, and the 2018 Cash Incentive Plan, respectively.
(3)Represents group term life insurance and long-term disability premiums and wellness benefits paid on behalf of our named executive officers in the fiscal years ended September 30, 2020, 2019 and 2018, unless otherwise noted.
(4)Represents the portion of the named executive officer’s base salary earned during the portion of the 2020, 2019, and 2018 fiscal years during which the named executive officer commenced his employment with the Company (November 2019, in the case of Mr. Carnecchia).

Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended September 30, 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options		All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum		Exercise or Base Price of Option Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)
Scipio Maximus	3/20/2020	—	—	—	82,509	82,509	82,509	—		82,509	$376,307
Carnecchia	12/13/2019	$90,000	$450,000	$900,000	—	—	—	—		—	—
Jeffrey C. Davison	3/20/2020	—	—	—	57,756	57,756	57,756	—		57,756	$306,707
	12/13/2019	$41,220	$206,100	$412,200	—	—	—	—		—	—
Michael E. Diamond	3/20/2020	—	—	—	74,528	74,528	74,528	—		74,528	$394,340
	12/13/2019	$18,500	$148,000	$296,000	—	—	—	—		—	—
Jason L. Gray	3/20/2020	—	—	—	53,632	53,632	53,632	—		53,632	$284,807
	12/13/2019	$31,750	$158,750	$317,500	—	—	—	—		—	—
Stephen J. Ritter	3/20/2020	—	—	—	41,256	41,256	41,256	—		41,256	$219,086
	12/13/2019	$35,093	$175,463	$350,926	—	—	—	—		—	—
(1)Messrs. Carnecchia, Davison, Diamond, Gray and Ritter were participants in the 2020 Cash Incentive Plan and were eligible to receive cash bonuses based upon the achievement of certain corporate performance goals as described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(2)This column sets forth the number of shares of common stock underlying the RSUs and PSUs that were granted to the Named Executive Officers. If the Named Executive Officers do not satisfy the performance-based vesting conditions with respect to such PSU awards, such awards will not vest, and the Named Executive Officers will not receive any shares of Common Stock with respect to such awards. Once the performance-based vesting condition is achieved and the time-based vesting periods are complete, the full amount of the RSUs and PSUs will become vested and payable to the Named Executive Officers. See section titled “Equity-Based Incentives” and footnote (3) below for further information.
(3)RSUs and PSUs were granted to Messrs. Carnecchia, Davison, Diamond, Gray and Ritter on March 20, 2020. Mr. Carnecchia received PSUs in the amount of 82,509, valued at $376,307 which vest in equal annual installments over a period of three years from the date of grant should certain performance metrics be achieved during the applicable Performance Period. The PSUs are also subject to an additional one-year vesting period. Messrs. Davison, Diamond, Gray and Ritter received grants with 50% of the grant value designated as RSUs and 50% of the grant value designated as PSUs. The RSUs will vest 37.5% of the shares on the one-year anniversary of the date of grant, 12.5% of the shares on the two-year anniversary of the date of grant and 25% of the shares on the three-year and four-year anniversaries of the date of grant, respectively. The PSUs will vest in equal annual installments over a period of three years from the date of grant should certain performance metrics be achieved during the applicable Performance Period. The performance metrics with respect to the vesting of Messrs. Carnecchia’s, Davison’s, Diamond’s, Gray’s and Ritter’s PSUs are tied to the percentage increase in the value of our common stock as compared to the percentage increase in the value of the Russell 2000 Index during the applicable Performance Period. In order to make a determination as to whether the annual performance criteria is met, the Company reviews a hypothetical investment in both our common stock and the Russell 2000 Index with a purchase price equal to the average closing price of each for the 20-trading days immediately preceding the start of the applicable Performance Period. At the end of the applicable Performance Period, the value of the hypothetical investments is determined by assuming the sale of each based on the average closing price of each from the immediately preceding 20-trading days. The percentage change is determined by comparing the increase in value to the starting investment. To the extent that our common stock performance is less than equal to, but at least 85% of, the performance of the Russell 2000 Index, a pro-rata portion of the shares will be vested. Additionally, a portion of the PSUs may vest during a later Performance Period if the cumulative percentage increase in value of our common stock measured over the current and all previous Performance Periods exceeds the cumulative percentage increase in value of the Russell 2000 Index.
(4)The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU, PSU and stock option award computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 7 to our financial statements included in our Form 10-K filed with the SEC on December 7, 2020.
Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table
For a narrative discussion of the Summary Compensation Table and the Grants of Plan-Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis of this Proxy Statement. In addition, below is a description of the material compensation-related terms of all employment arrangements in effect during the fiscal year ended September 30, 2020 with our named executive officers, including annual base salaries during the fiscal year ended September 30, 2020 as well as their current annual base salaries. For a description of the payments and benefits that would be provided to our named executive officers in connection with a termination of their employment or a change of control, see the section below entitled “Potential Payments Upon Termination or Change of Control.”

Scipio "Max" Carnecchia

In November 2018, we entered into an executive employment agreement with Scipio Maximus Carnecchia, our CEO. Mr. Carnecchia’s annual base salary for our 2020 fiscal year was $450,000 and his current annual base salary is $450,000. He is eligible to participate in the Company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Carnecchia is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”
Jeffrey C. Davison
In June 2017, we entered into a letter agreement with Jeffrey C. Davison, our CFO. Mr. Davison’s annual base salary during our 2020 fiscal year was $343,500 and his current annual base salary is $343,500. He is eligible to participate in the Company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Davison is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”
Michael E. Diamond
In June 2012, we entered into a letter agreement with Michael E. Diamond, our GM. Mr. Diamond’s annual base salary during our 2020 fiscal year was $296,000 and his current annual base salary is $305,000. He is eligible to participate in the Company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Diamond is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”
Jason L. Gray

In March 2016, we entered into a letter agreement with Jason L. Gray, our CLO and Chief Compliance Officer. Mr. Gray’s annual base salary during our 2020 fiscal year was $317,500 and his current annual base salary is $317,500. He is eligible to participate in the Company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Gray is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”
Stephen J. Ritter
In January 2016, we entered into a letter agreement with Stephen J. Ritter, our CTO. Mr. Ritter’s annual base salary during our 2020 fiscal year was $292,438 and his current annual base salary is $300,012. He is eligible to participate in the Company’s annual cash incentive plan, 401(k) plan and health, disability, insurance and other plans made available generally to our other salaried employees. Mr. Ritter is also entitled to receive certain severance payments and benefits in the event that his employment is terminated by us without cause or by him for good reason in connection with a change of control, as discussed below under the section entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards held by our named executive officers as of September 30, 2020:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock Not Yet Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Scipio Maximus Carnecchia	41,679	(3)	49,260	—	9.50	11/6/2028	—		—
CEO	—	(4)	81,240	—	9.50	11/6/2028	—		—
	—	(5)	—	800,000	9.50	11/6/2028	—		—
	—		—	—	—	—	35,527	(6)	452,614
	—		—	—	—	—	47,369	(7)	603,481
	—		—	—	—	—	82,509	(8)	1,051,165
Jeffrey C. Davison	—		—	—	—	—	37,500	(9)	477,750
Chief Financial	—		—	—	—	—	3,876	(10)	49,380
Officer	10,345	(11)	4,260	—	8.60	11/15/27	—		—
	18,619	(12)	22,005	—	9.50	11/23/28	—		—
	—		—	—	—	—	15,790	(6)	201,165
	—		—	—	—	—	28,878	(14)	367,906
	—		—	—	—	—	28,878	(15)	367,906
Michael E. Diamond	—		—	—	—	—	7,500	(13)	95,550
General Manager	—		—	—	—	—	8,722	(10)	111,118
	23,276	(11)	9,585	—	8.60	11/15/27	—		—
	27,786	(3)	32,840	—	9.50	11/06/28	—		—
	—		—	—	—	—	23,685	(6)	301,747
	—		—	—	—	—	37,129	(14)	473,023
	—		—	—	—	—	37,129	(15)	473,023
Jason L. Gray	—		—	—	—	—	3,750	(13)	47,775
Chief Legal Officer	—		—	—	—	—	8,722	(10)	111,118
	23,276	(11)	9,585	—	8.60	11/15/27	—		—
	13,893	(3)	16,420	—	9.50	11/06/28	—		—
	—		—	—	—	—	11,843	(6)	150,880
	—		—	—	—	—	26,816	(14)	341,636
	—		—	—	—	—	26,816	(15)	341,636
Stephen J. Ritter	—		—	—	—	—	25,000	(13)	318,500
Chief Technology	—		—	—	—	—	17,442	(10)	222,211
Officer	46,552	(11)	19,169	—	8.60	11/15/27	—		—
	13,893	(3)	16,420	—	9.50	11/06/28	—		—
	—		—	—	—	—	11,843	(6)	150,880
	—		—	—	—	—	20,628	(14)	262,801
	—		—	—	—	—	20,628	(15)	262,801
(1)The option awards expire 10 years from the date of grant, and may be subject to earlier expiration in connection with a termination of employment.
(2)The closing price of our common stock on the NASDAQ Capital Market as of September 30, 2020 was $12.74 per share.
(3)The shares subject to the option award vested over a period of four years from November 6, 2018, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal monthly installments.

(4)The shares subject to the option award vested over a period of five years from November 6, 2018, the date of grant, with 25% of the shares subject to the award vesting on the second anniversary of the date of grant and thereafter in equal monthly installments.
(5)The shares subject to the performance equity award vest upon the closing market price of the Company’s common stock achieving certain predetermined levels and Mr. Carnecchia’s serving as the CEO of the Company for at least three years.
(6)The shares subject to the RSU award vested over a period of four years from November 6, 2018, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on November 6, 2022.
(7)The shares subject to the RSU award vested over a period of five years from November 6, 2018, the date of grant, with 25% of the shares subject to the award vesting on the second anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on November 6, 2023.
(8)The shares subject to the PSU award vest over a period of four years from March 20, 2020, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments on the second and third anniversaries of the date of grant. The shares are also subject to an additional one-year vesting period and will be fully vested on March 20, 2024.
(9)The shares subject to the RSU award vested over a period of four years from June 21, 2017, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on June 21, 2021.
(10)The shares subject to the RSU award vested over a period of four years from November 15, 2017, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on November 15, 2021.
(11)The shares subject to the option award vest over a period of four years from November 15, 2017, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal monthly installments, and will be fully vested on November 15, 2021.
(12)The shares subject to the option award vested over a period of four years from November 23, 2018, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal monthly installments.
(13)The shares subject to the RSU award vested over a period of four years from November 16, 2016, the date of grant, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on November 16, 2020.
(14)The shares subject to the RSU award vest 37.5% of the shares on the one-year anniversary of the date of grant of March 20, 2020, 12.5% of the shares on November 14, 2021, and 25% of the shares subject to the award vesting on November 14, 2022 and November 14, 2023, respectively.
(15)The shares subject to the PSU award vest over a period of three years from March 20, 2020, the date of grant, with 33.33% of the shares subject to the award vesting on the first anniversary of the date of grant and thereafter in equal annual installments, and will be fully vested on March 2023.

Option Exercises and Stock Vested
The following table sets forth information regarding exercise of option awards and vesting of shares underlying RSUs for our named executive officers for the fiscal year ended September 30, 2020:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Scipio Maximus Carnecchia	—	$—	11,842	$116,525
Jeffrey C. Davison	—	—	44,701	417,650
Michael E. Diamond	—	—	44,754	347,575
Jason L. Gray	—	—	32,057	284,512
Stephen J. Ritter	—	—	68,918	569,105
(1)The value realized equals the number of shares acquired on exercise multiplied by the difference between the per share closing price of the Company’s common stock on the date of exercise and the per share exercise price of the option.
(2)Amounts include shares tendered to us for payment of payroll tax obligations.
(3)The value realized equals the number of shares vested multiplied by the per share closing price of the Company’s common stock on the date of vesting.

Potential Payments Upon Termination or Change of Control

Scipio Maximus Carnecchia

On November 6, 2018, we entered into an Executive Employment Agreement with Scipio Maximus Carnecchia ( the “Carnecchia Employment Agreement”).

Under the terms of the Carnecchia Employment Agreement, if Mr. Carnecchia’s employment with the Company is terminated by the Company without “cause” or by Mr. Carnecchia for “good reason” (each as defined in the Carnecchia Employment Agreement), in each case, other than in connection with a Change of Control, then as long as Mr. Carnecchia signs a release of any claims against the Company, he will be entitled to the following severance benefits: (i) a lump-sum cash amount equal to his earned but unpaid salary as of his termination date; (ii) a lump-sum cash amount equal to 100% of his base salary as of his termination date; (iii) a lump-sum cash amount equal to the value of twelve (12) months of COBRA continuation coverage; (iv) all equity awards granted to him will be treated as set forth in the applicable award agreements and plan documents to which such equity awards are subject; and (v) a lump-sum pro-rated amount of his target bonus as of his termination date.

Pursuant to the Carnecchia Employment Agreement, if Mr. Carnecchia’s employment with the Company is terminated without “cause” or for “good reason” at any time two months prior to or within 24 months after a Change of Control, then as long as Mr. Carnecchia signs a release of any claims against the Company, he will be entitled to the following severance benefits: (i) a lump-sum cash amount equal to his earned but unpaid salary as of his termination date; (ii) a lump-sum cash amount equal to 200% of his base salary as of his termination date; (iii) a lump-sum cash amount equal to the value of twenty-four (24) months of COBRA continuation coverage; (iv) (A) all non-performance equity awards granted to him will vest and become immediately exercisable, (B) (1) any time vesting requirement of any performance equity awards shall be deemed to be satisfied and (2) the share price for determining whether the performance vesting requirement of any performance equity awards has been satisfied shall be the per share price payable to the stockholders of the Company in connection with the Change of Control, and (C) any restrictions of any kind imposed by the Company or any Company equity award plan or equity award agreement that relate to any equity securities or equity awards held by Mr. Carnecchia will lapse; and (v) a lump-sum pro-rated amount of his target bonus as of his termination date.

The timing of severance payments and benefits under the Carnecchia Employment Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A.
Jeffrey C. Davison
On June 21, 2017, we entered into an Executive Severance and Change of Control Plan with Jeffrey C. Davison, our Chief Financial Officer (the “Davison Severance Plan”).
Under the terms of the Davison Severance Plan, if we terminate Mr. Davison’s employment without Cause (as defined below) or if Mr. Davison terminates his employment for Good Reason (as defined below), Mr. Davison will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Davison’s annual base salary then in effect; and (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the Company’s health plans for Mr. Davison and his dependents.
In addition, the Davison Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the Company terminates Mr. Davison’s employment without Cause or if Mr. Davison terminates his employment with the Company for Good Reason, Mr. Davison will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Davison’s annual base salary then in effect; (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the Company’s health plans for Mr. Davison and his dependents; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Davison.
The timing of severance payments and benefits under the Davison Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Davison Severance Plan also provides that such severance payments and benefits are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G.
Michael E.  Diamond
On August 10, 2017, we entered into an Executive Severance and Change of Control Plan with Michael E. Diamond, our General Manager (the “Diamond Severance Plan”).

Under the terms of the Diamond Severance Plan, if we terminate Mr. Diamond’s employment without Cause (as defined below) or if Mr. Diamond terminates his employment for Good Reason (as defined below), Mr. Diamond will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Diamond’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason); and (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the Company’s health plans for Mr. Diamond and his dependents, excluding any flexible spending account.
In addition, the Diamond Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the Company terminates Mr. Diamond’s employment without Cause or if Mr. Diamond terminates his employment with the Company for Good Reason, Mr. Diamond will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 100% of Mr. Diamond’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason); (iii) a lump-sum cash amount equal to 12 months of premium payments for continuation coverage under the Company’s health plans for Mr. Diamond and his dependents, excluding any flexible spending account; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Diamond.
The timing of severance payments and benefits under the Diamond Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Diamond Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Diamond to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.
Jason L. Gray
On August 10, 2017, we entered into an Executive Severance and Change of Control Plan with Jason L. Gray, our Chief Legal Officer (the “Gray Severance Plan”).
Under the terms of the Gray Severance Plan, if we terminated Mr. Gray’s employment without Cause (as defined below) or if Mr. Gray terminated his employment for Good Reason (as defined below), Mr. Gray would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 50% of Mr. Gray’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason); and (iii) a lump-sum cash amount equal to six months of premium payments for continuation coverage under the Company’s health plans for Mr. Gray and his dependents, excluding any flexible spending account.
In addition, the Gray Severance Plan provided that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the Company terminated Mr. Gray’s employment without Cause or if Mr. Gray terminated his employment with the Company for Good Reason, Mr. Gray would be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 50% of Mr. Gray’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason); (iii) a lump-sum cash amount equal to six months of premium payments for continuation coverage under the Company’s health plans for Mr. Gray and his dependents, excluding any flexible spending account; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Gray.
The timing of severance payments and benefits under the Gray Severance Plan can be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Gray Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Gray to the extent necessary to ensure that he would not have received any “excess parachute payments” under Section 280G.
Stephen J. Ritter
On August 10, 2017, we entered into an Executive Severance and Change of Control Plan with Stephen J. Ritter, our Chief Technology Officer (the “Ritter Severance Plan”).
Under the terms of the Ritter Severance Plan, if we terminate Mr. Ritter’s employment without Cause (as defined below) or if Mr. Ritter terminates his employment for Good Reason (as defined below), Mr. Ritter will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 50% of Mr. Ritter’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason); and (iii) a lump-sum cash amount equal to six months of premium payments for continuation coverage under the Company’s health plans for Mr. Ritter and his dependents, excluding any flexible spending account.

In addition, the Ritter Severance Plan provides that in the event that during the two month period prior to the consummation of a Change of Control (as defined below) or the 12 month period following the consummation of a Change of Control, the Company terminates Mr. Ritter’s employment without Cause or if Mr. Ritter terminates his employment with the Company for Good Reason, Mr. Ritter will be entitled to receive: (i) all compensation and benefits accrued, but unpaid, up to the effective date of termination; (ii) a lump-sum cash amount equal to 50% of Mr. Ritter’s annual base salary then in effect (ignoring any reduction that gives rise to a termination for Good Reason); (iii) a lump-sum cash amount equal to six months of premium payments for continuation coverage under the Company’s health plans for Mr. Ritter and his dependents, excluding any flexible spending account; and (iv) accelerated vesting of 100% of all outstanding equity awards then held by Mr. Ritter.
The timing of severance payments and benefits under the Ritter Severance Plan may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A. The Ritter Severance Plan also provides for the reduction of any severance payments and benefits to Mr. Ritter to the extent necessary to ensure that he will not receive any “excess parachute payments” under Section 280G.
For purposes of each of the foregoing severance plans:
•“Cause” generally means: (i) any material failure on the part of the executive to faithfully and professionally carry out his duties, subject to a 10-day cure period; (ii) the executive’s dishonesty or other willful misconduct (or in the case of the Carnecchia Employment Agreement, other misconduct), if such dishonesty or other willful misconduct (or in the case of the Carnecchia Employment Agreement, other misconduct), is intended to or likely to materially injure the business of the Company (and in the case of the Carnecchia Employment Agreement, materially injure the reputation of the Company); (iii) the executive’s conviction of any felony or of any other crime involving moral turpitude; (iv) the executive’s insobriety or illegal use of drugs, chemicals or controlled substances in the course of performing his duties and responsibilities or otherwise materially affecting his ability to perform the same; and (v) any wanton or willful dereliction of duties by the executive. In addition to the foregoing, under the Carnecchia Employment Agreement, “Cause” also means the executive’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Standards of Business Conduct or any other material written policy of the Company.
•“Good Reason” generally means: (i) the Company’s breach of any of the material terms of the severance plan; (ii) the Company’s relocating its offices at which the executive is initially principally employed to a location more than 50 miles from both the executive’s residence and the offices of the Company (or in the case of the Carnecchia Employment Agreement, outside of the United States or outside of San Diego County), and that reassignment materially and adversely affects the executive’s commute and the executive is required to commute to such location without the executive’s written consent; (iii) a material diminution in the executive’s duties or responsibilities or conditions of employment (or in the case of the Carnecchia Employment Agreement, title); from those in effect on the effective date of the severance plan; (iv) any reductions which, in the aggregate, are more than 10% of the executive’s base salary in effect when any reduction is first imposed without the executive’s consent (other than such a reduction or reductions applicable generally to other senior executives of the Company) (or in the case of the Carnecchia Employment Agreement, a reduction of Mr. Carnecchia’s base salary or reduction of Mr. Carnecchia’s target bonus percentage without his consent); provided, however, that the executive must provide the Company with written notice of the executive’s intent to terminate his employment and a description of the event which the executive believes constitutes Good Reason within 60 days after the initial existence of the event, subject to a 30-day cure period in favor of the Company, and if the default is not cured, the executive must terminate within 90 days of the end of the cure period.
•“Change of Control” generally means the occurrence of any of the following events: (i) any person or group (within the meaning of Section 13(d) or 14(d), as applicable, of the Exchange Act) (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the voting power of our then outstanding securities (“Company Voting Securities”); (ii) the consummation of a share exchange or a merger or consolidation of the Company, where the Persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such transaction do not beneficially own more than 50% of the voting securities of the Company or the Acquiring Company (as defined in the applicable agreement) immediately after such transaction in substantially the same proportions as their ownership of Company Voting Securities immediately prior to such transaction; (iii) a sale or other disposition of all or substantially all of our assets; or (iv) such time as the Continuing Directors (as defined in the applicable agreement Severance Plan) do not constitute at least a majority of the Board (or, if applicable, of the board of directors of a successor to the Company).
The table below estimates the amount of compensation and benefits to be provided to each of our named executive officers in the event of termination of such executive’s employment under certain circumstances. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change of control had the termination occurred on September 30, 2020, the last business day of the fiscal year end. The actual amounts can only be determined at the time of such executive’s separation from the Company.
In the table below, the assumed payouts for the accelerated vesting of stock options were calculated by taking the difference between the exercise price of the unvested in-the-money stock option and $12.74, which was the per share closing price of our common stock on the NASDAQ Capital Market as of September 30, 2020, and multiplying that by the number of stock options which would become vested if the change of control had occurred on September 30, 2020. The assumed payouts for the accelerated vesting of RSUs were calculated by multiplying $12.74 by the number of shares of common stock underlying RSUs that would have vested if the change of control had occurred on September 30, 2020. These assumed payouts are determined for SEC disclosure purposes only and are not necessarily indicative of the actual benefit the executive would receive.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation for Good Reason		Change of Control Termination Without Cause or Resignation for Good Reason
Scipio Maximus Carnecchia	Base Salary	$450,000	(1)(2)	$900,000	(3)
	Equity Plans	—		1,478,915	(4)
	Health Benefits	26,377	(5)	52,754	(6)
Jeffrey C. Davison	Base Salary	343,500	(1)	343,500	(1)
	Equity Plans	—		1,185,133	(7)
	Health Benefits	26,377	(5)	26,377	(5)
Michael E. Diamond	Base Salary	305,000	(1)	—	(1)
	Equity Plans	—		1,127,522	(8)
	Health Benefits	26,377	(5)	26,377	(5)
Jason L. Gray	Base Salary	158,750	(9)	158,750	(9)
	Equity Plans	—		744,292	(10)
	Health Benefits	4,470	(11)	4,470	(11)
Stephen J. Ritter	Base Salary	150,006	(9)	150,006	(9)
	Equity Plans	—		1,086,952	(12)
	Health Benefits	13,189	(11)	13,189	(11)
(1)Amounts do not include performance equity awards, which vest only if Mr. Carnecchia remains CEO of the Company until November 6, 2021 and the closing market price of the Company’s common stock achieves certain predetermined levels (or in the event of a Change of Control, the per share price payable to the stockholders of the Company reaches such predetermined level).
(2)Amount represents 100% of the executive’s annual base salary in effect September 30, 2020, unless otherwise noted.
(3)Amount represents twice the amount of the executive’s annual base salary in effect at September 30, 2020.
(4)Amount represents accelerated vesting of 130,500 unvested in-the-money stock options as of September 30, 2020 and 82,896 unvested RSUs.
(5)Amount represents estimated payments for continued coverage under the Company’s health plans for up to 12 months, unless otherwise noted.
(6)Amount represents estimated payments for continued coverage under the Company’s health plans for up to 24 months.
(7)Amount represents accelerated vesting of 26,265 unvested in-the-money stock options as of September 30, 2020 and 86,044 unvested RSUs.
(8)Amount represents accelerated vesting of 42,425 unvested in-the-money stock options as of September 30, 2020 and 77,036 unvested RSUs.
(9)Amount represents 50% of the executive’s annual base salary in effect September 30, 2020.
(10)Amount represents accelerated vesting of 26,005 unvested in-the-money stock options as of September 30, 2020 and 51,131 unvested RSUs.
(11)Amount represents estimated payments for continued coverage under the Company’s health plans for up to six months.
(12)Amount represents accelerated vesting of 35,589 unvested in-the-money stock options as of September 30, 2020 and 74,913 unvested RSUs.
Compensation Committee Interlocks and Insider Participation
During the 2020 fiscal year, Alex W. “Pete” Hart, Jane Thompson, James C. Hale, and Donna C. Wells served on the Compensation Committee. None of these directors had at any time been an officer of the Company. During the 2020 fiscal year, no interlocking relationship existed between the Board or the Compensation Committee and the board of directors, compensation committee or human resources committee, as appropriate, of any other entity.

PEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, we have prepared the ratio of the annual total compensation of our PEO to the median employee’s annual total compensation. Our PEO on July 31, 2020, the date on which the median employee was calculated, was Scipio Maximus Carnecchia. Mr. Carnecchia’s annualized total compensation for 2020 was $1,343,474. This amount equals Mr. Carnecchia’s compensation as reported in the Summary Compensation Table plus additional amounts that reflect the annualizing of his salary, bonus and other compensation. The median employee’s (excluding the PEO) annual total compensation for 2020 was $118,422. Based on the foregoing, our estimate of the ratio of the annual total compensation of our PEO to the annual total compensation of our median employee was 11 to 1.
As a material inducement for Mr. Carnecchia to join the Company, we provided him with equity-based incentive grants intended to cover the equity-based incentive components of his fiscal 2019 and fiscal 2020 compensation as well as an additional performance-based stock option award. In light of these grants, we believe the 2020 PEO Pay Ratio may be understated. If we include the portion of the equity-based incentives Mr. Carnecchia received in 2019 that was intended to cover the 2020 Fiscal Year, Mr. Carnecchia’s annualized compensation for fiscal year 2020 would have been $2,243,484 and the resulting PEO Pay Ratio would have been 19 to 1.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to choose from a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, our pay ratio may not be comparable to the pay ratio reported by other companies.
Our PEO to median employee ratio is a reasonable estimate calculated in a manner that is consistent with SEC rules based on a combination of compensation data from global payroll and human resources records and using the methodology, assumptions and estimates described below.
In identifying our median employee, we used the annual base salary for each employee included in the Company’s payroll and other compensation records. All compensation amounts were annualized for permanent employees who did not work for the entire year, such as new hires and employees on paid or unpaid leaves of absence. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling. We captured all employees as of July 31, 2020, consisting of approximately 360 individuals located worldwide (approximately 191 of which are located internationally). We did not exclude any employees from our determination of the median employee.

During fiscal 2020, we paid our non-US employees in local foreign currency, which included Euros and GBPs. Amounts were converted into U.S. Dollars based on applicable exchange rates as of July 31, 2020 for purposes of calculating the CEO to median employee ratio.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of our Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Alex W. “Pete” Hart, Chairman
James C. Hale
Kim S. Stevenson
Donna C. Wells

This foregoing report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table presents information concerning the beneficial ownership of the shares of our common stock as of January 19, 2021, by:
•each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock;
•our named executive officers and current directors; and
•all of our current executive officers and directors as a group.
Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors is Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101.
Percentage of beneficial ownership is calculated based on the 42,668,378 shares of common stock outstanding on January 19, 2021. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of January 19, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The Company is not aware of any arrangements that have resulted, or may at a subsequent date result, in a change of control of the Company.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner or Identity of Group	Number of Shares		Percent of Class
Named Executive Officers
Scipio Maximus Carnecchia	118,300	(1)	*
Jeffrey C. Davison	72,447	(2)	*
Michael E. Diamond	155,754	(3)	*
Jason L. Gray	117,360	(4)	*
Stephen J. Ritter	198,123	(5)	*
Directors
Bruce E. Hansen	144,821	(6)	*
William K. “Bill” Aulet	64,529	(7)	*
James C. Hale	184,529	(8)	*
Alex W. “Pete” Hart	328,355	(9)	*
Jane J. Thompson	46,772	(10)	*
Donna C. Wells	23,363	(11)	*
Kimberly S. Stevenson	2,836	(12)
Directors and Executive Officers as a Group (twelve individuals)	1,457,189		3.4%

*	Less than 1%.
(1)Comprised of (a) 36,173 shares of common stock held directly, (b) 80,127 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 19, 2021 and (c) a maximum of 2,000 shares of common stock that could be issuable pursuant to purchase rights under our ESPP within 60 days of January 19, 2021.
(2)Comprised of (a) 55,862 shares of common stock held directly, (b) 3,756 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 19, 2021, (c) 10,829 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021 and (d) a maximum of 2,000 shares of common stock that could be issuable pursuant to purchase rights under our ESPP within 60 days of January 19, 2021.
(3)Comprised of (a) 101,728 shares of common stock held directly, (b) 38,103 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 19, 2021, (c) 13,923 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021 and (d) a maximum of 2,000 shares of common stock that could be issuable pursuant to purchase rights under our ESPP within 60 days of January 19, 2021.

(4)Comprised of (a) 60,238 shares of common stock held directly, (b) 45,066 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 19, 2021, (c) 10,056 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021 and (d) a maximum of 2,000 shares of common stock that could be issuable pursuant to purchase rights under our ESPP within 60 days of January 19, 2021.
(5)Comprised of (a) 115,939 shares of common stock held directly, (b) 72,449 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 19, 2021, (c) 7,735 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021 and (d) a maximum of 2,000 shares of common stock issuable that could be pursuant to purchase rights under our ESPP within 60 days of January 19, 2021.
(6)Comprised of (a) 80,292 shares of common stock held directly and (b) 64,529 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
(7)Comprised of shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
(8)Comprised of (a) 80,000 shares of common stock held directly, (b) 40,000 shares of common stock issuable pursuant to stock options exercisable within 60 days of January 19, 2021 and (c) 64,529 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
(9)Comprised of (a) 263,826 shares of common stock held directly and (b) 64,529 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
(10)Comprised of shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
(11)Comprised of (a) 3,141 shares of common stock held directly and (b) 20,222 shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
(12)Comprised of shares of common stock subject to RSUs that may become issuable within 60 days of January 19, 2021.
To our knowledge, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s common stock.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding our equity compensation plans as of September 30, 2020, with respect to the shares of common stock that may be issued upon the exercise of options under our existing equity compensation plans and arrangements in effect as of September 30, 2020. The information includes the number of shares covered by and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)(3)(4)
Equity compensation plans approved by security holders(5)	4,178,004	$7.51	4,753,464
(1)The weighted-average exercise price does not take into account 2,352,487 shares of common stock issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)Represents (i) 3,816,753 shares of common stock available for future awards under the 2020 Plan as of September 30, 2020; (ii) 287,385 shares of common stock available for future award under the Director Plan as of September 30, 2020; and (iii) 649,326 shares of common stock available for future award under the Mitek Systems, Inc. Employee Stock Purchase Plan (“ESPP”) as of September 30, 2020.
(3)As of December 31, 2020, the number of securities remaining available for future issuance under equity compensation plans was 3,636,324 shares of common stock comprised of (i) 2,719,465 shares of common stock available for future issuance under the 2020 Plan; (ii) 267,533 shares of common stock available for future award under the Mitek Systems, Inc. Director Plan; and (iii) 649,326 shares of common stock available for future award under the ESPP.
(4)Under the 2020 Plan: (i) every share issued to a participant pursuant to the exercise of a stock option or SAR shall reduce the share reserve by one share and (ii) every share issued to a participant pursuant to an award other than a stock option or SAR shall reduce the share reserve by 1.25 shares.
(5)Comprised of awards granted under the Current Plans, the Director Plan, and the ESPP. There were no awards granted under the Current Plans after the approval of the 2020 Plan by the Company’s stockholders on March 4, 2020. Stock options granted under the Current Plans that were outstanding at such date remain in effect until such options are exercised or expire.

HOUSEHOLDING OF PROXY MATERIALS

Some brokers, banks and other agents may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement or Form 10-K may have been sent to multiple stockholders in a single household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request, free of charge. To make such a request, please contact us at Mitek Systems, Inc., 600 B Street, Suite 100, San Diego, California 92101, Attn: Corporate Secretary or (619) 269-6800. If you would like to receive separate copies of our proxy statement or annual report in the future, or you are receiving multiple copies and would like to receive only one copy per household, contact your broker, bank or other agent, or contact us at the above address and phone number.

PROPOSALS OF STOCKHOLDERS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2022 proxy statement, a stockholder’s proposal must be received by us not later than the close of business on October 2, 2021 and must otherwise comply with Rule 14a-8 under the Exchange Act. Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations, including those that are not to be included in our 2022 proxy statement and proxy, must provide timely notice in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on December 3, 2021 nor earlier than November 3, 2021; provided, however, that if the date of our next annual meeting is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
While our Board will consider stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2022 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

OTHER BUSINESS
The Annual Meeting is called for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. We are not aware of any matters for action by stockholders at the Annual Meeting other than those described in the Notice of Annual Meeting of Stockholders. The enclosed proxy, however, will confer discretionary authority with respect to matters that are not known at the date of the printing hereof and which may properly come before the Annual Meeting or any adjournment or postponement thereof. The proxy holders intend to vote in accordance with their best judgment on any such matters.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

San Diego, California	Scipio “Max” Carnecchia
January 22, 2021	Chief Executive Officer

Annex A

ANNUAL MEETING OF MITEK SYSTEMS, INC. Date: March 4, 2020 Time: 9:00 AM PST Place: Mitek, 600 B. Street, Suite 100, San Diego, CA. 92101 Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4. 1: To elect the following seven directors to serve until our 2021 annual meeting of stockholders and until their respective successors have been elected and qualified: Directors Recommend For Withhold 01 William K. “Bill” Aulet For For 02 Scipio “Max” Carnecchia For 03 James C. Hale For 04 Bruce E. Hansen For 05 Alex W. “Pete” Hart For 06 Jane J. Thompson For 07 Donna C. Wells For Against Abstain 2: To approve the adoption of the Mitek For Systems, Inc. 2020 Incentive Plan. 3: To ratify the selection of Mayer Hoffman For McCann P.C. as our independent registered public accounting firm for the fiscal year ending September 30, 2020. For 4: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers as presented in the Proxy Statement. Note: In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign.Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Mitek Systems, Inc. to be held on Wednesday, March 4, 2020 for Holders as of January 17, 2020 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE CallGo To 866-411-6767www.proxypush.com/MITK • Use any touch-tone telephone. • Cast your vote online. OR • Have your Proxy Card/Voting Instruction Form ready. • View Meeting Documents. • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Scipio “Max” Carnecchia, Jeffrey C. Davison and Jason L. Gray, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Mitek Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before said meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before said meeting or any adjournment or postponement thereof and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, AND FOR THE PROPOSALS IN ITEMS 2, 3, and 4. All votes must be received by 11:59 P.M. Eastern Time, March 3, 2020. PROXY TABULATOR FOR MITEK SYSTEMS, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT # Please separate carefully at the perforation and return just this portion in the envelope provided. Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy — Mitek Systems, Inc. Annual Meeting of Stockholders March 4, 2020, 9:00 a.m. PST This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Scipio “Max” Carnecchia, Jeffrey C. Davison and Jason L. Gray (the “Named Proxies”), and each of them, as proxies for the undersigned, with full power of substitution, to vote all the shares of common stock of Mitek Systems, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Mitek Systems, 600 B. Street, Suite 100, San Diego, CA. 92101, on Wednesday, March 4, 2020 at 9:00 a.m. PST and all adjournments or postponements thereof. The purpose of the Annual Meeting is to take action on the following: 1. Proposal 1: To elect the following seven directors to serve until our 2020 annual meeting of stockholders and until their respective successors have been elected and qualified: William K. “Bill” Aulet, Scipio “Max” Carnecchia, James C. Hale, Bruce E. Hansen, Alex W. “Pete” Hart, Jane J. Thompson and Donna C. Wells. 2. Proposal 2: To approve the adoption of the Mitek Systems, Inc. 2020 Incentive Plan. 3. Proposal 3: To ratify the selection of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending September 30, 2020. 4. Proposal 4: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers as presented in the Proxy Statement. The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” proposals 2, 3, and 4. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted “FOR” all nominees for director and “FOR” each other proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your vote by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation.The Named Proxies cannot vote your shares unless you sign and return this card.